This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original.  Such Japanese-language original shall be the controlling document for all purposes.

This share transfer involves the securities of foreign companies.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and all of its officers and directors are residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

(Securities Code 8661)

November 6, 2009

To Our Shareholders

President, Shinichi Kakiuchi
THE TOKUSHIMA BANK, LTD.
1-16, Tomidahama, Tokushima-shi, Tokushima Prefecture, Japan

CONVOCATION NOTICE OF
THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

THE TOKUSHIMA BANK, LTD. (“The Tokushima Bank”) will be holding an extraordinary general meeting of shareholders and requests your attendance.  The meeting will be held as described below.

If you are unable to attend the meeting, you can exercise your voting rights in writing.  Please review the “Reference Materials for the General Meeting of Shareholders” set forth below and exercise your voting rights with respect to the agenda items by filling out and returning the enclosed voting right exercise form.  The voting right exercise form must be received by 5:00 p.m. on Tuesday, November 24, 2009.

1.	Date/Time:	November 25, 2009 (Wednesday) 10:00 a.m.
2.	Venue:	1-16, Tomidahama, Tokushima-shi, Tokushima Prefecture 4th Floor Hall, THE TOKUSHIMA BANK, LTD. Head Office (Please refer to the map at the end of these materials for directions)

3.	Meeting Agenda:
Matters to be Resolved:
	1st Agenda:	Establishment of a Parent Company through a Share Transfer
	2nd Agenda:	Amendments to the Articles of Incorporation

■	When you arrive at the meeting, please submit the enclosed voting right exercise form to the reception desk.
■
In the event that the attached “Reference Materials for the General Meeting of Shareholders” need to be modified, The Tokushima Bank will post such modification on its website (http://www.tokugin.co.jp).

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Reference Materials for the General Meeting of Shareholders

Propositions and Information:

1st Agenda:  Establishment of a Parent Company through Joint Share Transfer

The Tokushima Bank and THE KAGAWA BANK, LTD. (“The Kagawa Bank”; together with The Tokushima Bank, the “Banks”) have reached an agreement with respect to the establishment of a parent company through a joint share transfer (the “Share Transfer”).  As of September 14, 2009, the Banks have prepared a share transfer plan pertaining to the Share Transfer (the “Share Transfer Plan”) and entered into a management integration agreement (the “Management Integration Agreement”).

Pursuant to the Share Transfer Plan, The Tokushima Bank and The Kagawa Bank request your approval to establish TOMONY Holdings, Inc. (the “Joint Holding Company”), as the parent company of the Banks, and make the Banks its wholly-owned subsidiaries through the Share Transfer (the “Management Integration”).

The reason for the Share Transfer and contents of the Share Transfer Plan, and other matters relating to the agenda are as follows:

1.	Purpose and Background of the Management Integration

Since the financial crisis following the collapse of the bubble economy, the business environment involving financial institutions focused on financial restructuring of major financial institutions, which are now mostly completed.  However, in the rapidly changing financial environment, not only major financial institutions but regional financial institutions are also expected to take initiative in managing and through the establishment of the most appropriate direction, stance and future vision for the institution to fulfill its role as a financial institution that maintains stability in the regional economy.  Specifically, while regional economies shrink and debates frequently focus on new regional systems aiming for the recovery and revitalization of regional economies, and as business enterprises and population decrease and the aging society advances, regional financial institutions are expected to expand their business infrastructure, maintain and improve profits, continue to engage in regionalized business activities and grow stably.

On the other hand, there is a higher and broader expectation with regards to various aspects of the business, including reinforcing internal controls in accordance with changes and more stringent accounting standards, strengthening governance, risk management and compliance, strengthening audit facilities, and providing a wider range of financial services.

In order for The Tokushima Bank and The Kagawa Bank to respond appropriately to these changes in the business environment and to implement growth strategies, the Banks vow, through the management integration and with a common view of the need to strengthen the management base and expand their market area, to establish a stronger management base and a wide network, and to create a financial group with management that values and prioritizes customers and grows with its regional customers.

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Upon obtaining shareholders’ approval with respect to the agenda, The Tokushima Bank and The Kagawa Bank will, setting April 1, 2010 as the effective date of the Share Transfer, establish TOMONY Holdings, Inc.  The Banks will work together to grow with local regions and with customers to support the development of the local economies in the future.

2.	Contents of the Share Transfer Plan

The contents of the Share Transfer Plan are as stated in the attached “Reference Materials for the General Meeting of Shareholders (Appendix).”

3.	Matters Concerning the Applicability of the Stipulations set forth in Article 773, Paragraph 1, Items 5 and 6 of the Companies Act of Japan (the “Companies Act”)

(1)
The Tokushima Bank and The Kagawa Bank determined the share transfer ratio (the “Share Transfer Ratio”) for common stock of the Joint Holding Company to be delivered to the respective shareholders of The Tokushima Bank and The Kagawa Bank, which will become wholly-owned subsidiaries of the Joint Holding Company upon establishment of the Joint Holding Company through the Share Transfer.

a.	The Share Transfer Ratio is as follows:

Company Name	The Tokushima Bank	The Kagawa Bank
Share Transfer Ratio	1	1

(Note 1)
One (1) share of common stock of the Joint Holding Company will be allocated and delivered for each share of common stock of The Tokushima Bank, and one (1) share of common stock of the Joint Holding Company will be allocated and delivered for each share of common stock of The Kagawa Bank.  If the number of Joint Holding Company shares which will be delivered to a shareholder of The Tokushima Bank or The Kagawa Bank through the Share Transfer includes a fraction of less than one share, the Joint Holding Company will, pursuant to Article 234 of the Companies Act and other relevant laws and regulations, pay the relevant shareholder a cash amount corresponding to the fractional shares attributed to such fraction.

However, changes to the above share transfer ratio (the “Share Transfer Ratio”) may be made, upon consultation between the Banks, in the event that material changes in various conditions with respect to the basis of calculation occur.

One unit of shares of common stock of the Joint Holding Company shall consist of 100 shares.

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(Note 2)	Number of newly issued Joint Holding Company shares to be delivered through the Share Transfer (Scheduled)

152,880,726 shares of common stock

The number of newly issued Joint Holding Company shares that are expected to be delivered through the Share Transfer has been calculated based on the total number of issued and outstanding shares of The Tokushima Bank (77,403,870 shares) and that of The Kagawa Bank (79,810,343 shares) as of March 31, 2009.  However, the Banks plan to cancel all of their treasury shares, to the extent practicable, by the day immediately preceding the effective date of the Share Transfer (the “Effective Date”).  Accordingly, treasury shares held by The Tokushima Bank (225,169 shares) and The Kagawa Bank (4,108,318 shares) as of March 31, 2009 have not been included in calculating the above number.

The number of newly issued Joint Holding Company shares to be delivered through the Share Transfer may change if The Tokushima Bank and The Kagawa Bank cancel their treasury shares or if the stock acquisition rights issued by The Kagawa Bank are exercised before the establishment date of the Joint Holding Company.

b.	The basis of calculation of the Share Transfer Ratio is as follows:

(i)	Basis of Calculation

In order to ensure the fairness of the calculation of the Share Transfer Ratio in the Share Transfer, The Tokushima Bank appointed Mitsubishi UFJ Securities Co., Ltd. (“Mitsubishi UFJ Securities”) and The Kagawa Bank appointed Daiwa Securities SMBC Co., Ltd. (“Daiwa Securities SMBC”) as their respective financial advisors, and requested them to conduct a calculation of the Share Transfer Ratio.

After analyzing the terms and conditions of the Share Transfer, Mitsubishi UFJ Securities performed a market price analysis for shares of common stock of both Banks because market prices for the shares of common stock of both Banks were available.  Additionally, Mitsubishi UFJ Securities performed a comparable companies analysis, Dividend Discount Model (DDM) analysis and diluted-profit per share analysis for both Banks.  With respect to the market price analysis, Mitsubishi UFJ Securities set September 8, 2009 as the valuation date and employed a Share Transfer Ratio valuation range based on the closing price on the valuation date and the average closing price of the one-month, three-month and six-month period immediately preceding and including such valuation date.  The results of each calculation method are as follows.  The following calculation ranges for the Share Transfer Ratio show the calculation range of number of shares of common stock of the Joint Holding Company to be allocated for one share of The Kagawa Bank, assuming that one share of common stock of the Joint Holding Company is allocated for each share of common stock of The Tokushima Bank.

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	Calculation Method	Share Transfer Ratio Calculation Range
1	Market price analysis	0.74 ~ 0.95
2	Comparable companies analysis (PER)	0.76
3	Comparable companies analysis (PBR)	1.29 ~ 1.30
4	DDM analysis	0.92 ~ 0.94
5	Diluted-profit per share analysis	0.98 ~ 1.18

When calculating the Share Transfer Ratio, Mitsubishi UFJ Securities used information furnished by the Banks and information that was publicly available.  In using such information, Mitsubishi UFJ Securities assumed the accuracy and completeness of all such information and materials, and did not independently verify such accuracy and completeness.  Mitsubishi UFJ Securities did not independently analyze or evaluate individual assets and liabilities or otherwise independently value, appraise or assess the assets and liabilities (including any contingent liabilities) of each Bank and their affiliated companies, and did not engage any third party institution for an appraisal or valuation assessment.  Furthermore, with respect to information pertaining to the financial forecasts for the Banks and expected impact of the Management Integration, Mitsubishi UFJ Securities assumed that such information was reasonably prepared based on the best estimates and judgment that can currently be made by the management of the Banks.  The calculation of the Share Transfer Ratio rendered by Mitsubishi UFJ Securities reflects information and business conditions which were current as of September 8, 2009.

After analyzing the terms and conditions of the Share Transfer, Daiwa Securities SMBC performed a market price analysis for shares of common stock of both Banks because market prices for the shares of common stock of both Banks were available.  Additionally, Mitsubishi UFJ Securities performed a net asset value analysis (adjusted book value net asset method) (shuusei bokka junshisan hou), and Discounted Cash Flow analysis (DDM method) for both Banks.  With respect to the market price analysis, Daiwa Securities SMBC set September 11, 2009 as the valuation date and employed a Share Transfer Ratio valuation range based on the volume weighted average price for the valuation date, and the one-month, three-month, six-month and twelve-month periods immediately preceding and including such valuation date.  A summary of the results derived from the abovementioned calculation methods employed by Daiwa Securities SMBC is as follows.  The following calculation ranges for the Share Transfer Ratio show the calculation range of number of shares of common stock of the Joint Holding Company to be allocated for one share of The Kagawa Bank, assuming that one share of common stock of the Joint Holding Company is allocated for each share of common stock of The Tokushima Bank.

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	Calculation Method	Share Transfer Ratio Calculation Range
1	Market price analysis	0.80 ~ 1.04
2	Net asset value analysis	1.21 ~ 1.39
3	DCF analysis	0.94 ~ 1.21

When calculating the Share Transfer Ratio, Daiwa Securities SMBC used information furnished by the Banks and information that was publicly available.  In using such information, Daiwa Securities SMBC assumed the accuracy and completeness of all such information and materials, and did not independently verify such accuracy and completeness.  Daiwa Securities SMBC did not independently analyze or evaluate individual assets and liabilities or otherwise independently value, appraise or assess the assets and liabilities (including any contingent liabilities) of each Bank and their affiliated companies, and did not engage any third party institution for an appraisal or valuation assessment.  Furthermore, with respect to information pertaining to the financial forecasts for the Banks, Daiwa Securities SMBC assumed that such information was reasonably prepared based on the best estimates and judgment currently available to the management of the Banks.  The calculation of the Share Transfer Ratio rendered by Daiwa Securities SMBC reflects information and business conditions which were current as of September 11, 2009.

(ii)	Background of Calculation

As described above, The Tokushima Bank requested Mitsubishi UFJ Securities, and The Kagawa Bank requested Daiwa Securities SMBC, to conduct the calculation of the Share Transfer Ratio.  With reference to the results of such third party appraisers’ calculations, the Banks comprehensively considered factors such as their financial and asset conditions and future forecasts, as well as the due diligence results that the Banks conducted against each other.  Through such numerous and thorough negotiations and discussions with respect to the Share Transfer Ratio, the Banks reached a final conclusion and agreed, on September 14, 2009, that the Share Transfer Ratio set forth above is appropriate.

Furthermore, The Tokushima Bank received an opinion dated September 14, 2009 from Mitsubishi UFJ Securities to the effect that, based on the above preconditions and certain other preconditions, the agreed-upon Share Transfer Ratio is appropriate for The Tokushima Bank shareholders from a financial perspective.  The Kagawa Bank received an opinion dated September 14, 2009 from Daiwa Securities SMBC to the effect that, based on the above preconditions and certain other preconditions, the agreed-upon Share Transfer Ratio is appropriate for The Kagawa Bank shareholders from a financial perspective.  Please refer to pages 6-9 of this document for the Opinion Letter dated September 14, 2009 (Copy) compiled by Mitsubishi UFJ Securities.

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(iii)	Relationship with the Appraisers

Neither Mitsubishi UFJ Securities nor Daiwa Securities SMBC is a related party of either The Tokushima Bank or The Kagawa Bank, or has a significant interest in the Share Transfer that should be mentioned.

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Opinion Letter dated September 14, 2009 (Copy)

September 14, 2009

Board of Directors
THE TOKUSHIMA BANK, LTD.
1-16 Tomidahama, Tokushima-shi, Tokushima Prefecture

Members of the Board:

In regards to the management integration (the “Management Integration”) between THE TOKUSHIMA BANK, LTD. (“The Tokushima Bank”) and THE KAGAWA BANK, LTD. (“The Kagawa Bank”; The Tokushima Bank and The Kagawa Bank are referred to as “each Bank,” respectively, and as “the Banks,” collectively) through the joint share transfer where the establishment of a new company is to be registered on April 1, 2010 (the “Share Transfer”), Mitsubishi UFJ Securities Co., Ltd. (“Mitsubishi UFJ Securities”) understands that Mitsubishi UFJ Securities is expected to deliberate the conclusion of the “Management Integration Agreement” dated September 14, 2009 (hereinafter, the Management Integration Agreement before its conclusion is referred to as the “Draft Management Integration Agreement”).

The Draft Management Integration Agreement provides that in establishing the holding company jointly with The Kagawa Bank (the “Joint Holding Company”) through the Share Transfer, on the date of establishment of the Joint Holding Company, The Tokushima Bank’s common stock will be allotted common stock of the Joint Holding Company at the ratio of one share of The Tokushima Bank’s common stock to one share of Joint Holding Company common stock.  The Kagawa Bank’s common stock will be allotted common stock of the Joint Holding Company at the ratio of one share of The Kagawa Bank’s common stock to one share of Joint Holding Company common stock.  The allotment ratio for the common stock of The Tokushima Bank and The Kagawa Bank is hereinafter referred to as the “Share Transfer Ratio.”

The Board of Directors of The Tokushima Bank requested Mitsubishi UFJ Securities to provide an opinion with respect to the appropriateness of the Share Transfer Ratio from a financial perspective for the shareholders of The Tokushima Bank, and we assessed the appropriateness of the Share Transfer Ratio pursuant to the request.

In preparing the opinion expressed at the end of this letter, we have, among other things:

(1)    reviewed financial information in financial statements published by each Bank and other related information;

(2)    reviewed the following reports submitted by The Tokushima Bank: (i) reports on accounting and tax due diligence dated August 25, 2009 for The Kagawa Bank submitted to you, The Tokushima Bank, by the accounting and tax advisor whom you requested the due diligence; and (ii) reports on the legal due diligence dated August 11, 2009 for The Kagawa Bank submitted to you, The Tokushima Bank, by the legal advisor whom you requested the due diligence (hereinafter, the accounting tax advisor and legal advisor whom you requested due diligence are collectively referred to as the “External Advisors”) (the reports are collectively referred to as the “Due Diligence Reports for Management Integration” hereinafter);

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(3)    reviewed the business plans and conditions thereof prepared by each Bank;

(4)    interviewed senior members of the management of each Bank and other responsible persons regarding current and past business and financial conditions as well as future prospectus (including prospectus for the business plans and conditions thereof, environments surrounding the industry, management integration and the potential impact of the Management Integration on business operations);

(5)    reviewed the potential impact of the Management Integration on the earnings per share of The Tokushima Bank;

(6)    reviewed historical stock prices and trading volumes of each Bank and comparisons with similar companies;

(7)    reviewed changes in past financial results of each Bank, compared financial forecasts with past financial results and compared and analyzed such forecasts and results with those of similar companies;

(8)    reviewed the Draft Management Integration Agreement;

(9)    reviewed the materials to be announced and published to the press (hereinafter referred to as “Draft Materials”) in the context of the Management Integration; and

(10)  other work and analysis as we considered appropriate.

Mitsubishi UFJ Securities has prepared this opinion under the following assumptions and preconditions:

(1)    That the above information which Mitsubishi UFJ Securities reviewed and analyzed (the “Management Integration Information”) is accurate and complete and that we can rely on the accuracy and completeness of the Management Integration Information. We have not conducted any independent research on the accuracy and completeness of the Management Integration Information and we are not under any obligation or duty to do so.

(2)    We have not conducted, and we are not under any obligation or duty to conduct, any independent valuations or calculations, in accordance with the accounting standards for financial instruments or other accounting standards applicable to banks, of any assets or liabilities (including liabilities arising from hedge positions, derivative positions and other off-balance financial instruments transactions and retirement benefit liabilities and all other off-balance liabilities) of both Banks, their subsidiaries and affiliated companies.  Furthermore, we have not reviewed, and we are not under any obligation or duty to review, actual existence of properties or equipment of both Banks, their subsidiaries and affiliated companies and any exposure to risks arising from their assets and liabilities.  We have not reviewed, and we are not under any obligation or duty to review, the provisions of any contract entered into by both Banks, their subsidiaries and affiliated companies and any exposure to risks related to those contracts.  We have not proprietarily reviewed, and we are not under any obligation or duty to review, the contents of the tax returns (including tax denial and any penalties and taxes imposed additionally) filed by both Banks, their subsidiaries and affiliated companies.

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(3)    The asset evaluation of both Banks, their subsidiaries and affiliated companies has been appropriately and fairly conducted in accordance with their own evaluation standards.  The criteria for write-off and provisions for lending, and others, of both Banks, their subsidiaries and affiliated companies are appropriate.  Furthermore, Mitsubishi UFJ Securities have not implemented, and are not under any obligation or duty to implement, any independent valuations or calculations of the appropriateness of provisions for lending, and others, or appropriateness of the assessment of any pledged properties.

(4)    The External Advisors of The Tokushima Bank have conducted respective due diligence for The Kagawa Bank in the context of the items and scope agreed between The Tokushima Bank and the External Advisors in advance.  We, Mitsubishi UFJ Securities, have not implemented, and we are not under any obligation and duty to implement, any proprietary review with respect to the items and scope subject to the due diligence.  The External Advisors of  The Tokushima Bank have conducted their due diligence based on information prepared or issued by The Kagawa Bank and we have not implemented, and are not under any obligation and duty to implement, any proprietary review of the accuracy and completeness of the information.

(5)    We, Mitsubishi UFJ Securities, have not received any reports on the accounting and financial due diligence submitted to The Kagawa Bank by the accounting and tax advisor to which The Kagawa Bank requested the due diligence.  We have not received any reports on the legal due diligence for The Tokushima Bank, submitted to The Kagawa Bank by the legal advisor to which The Kagawa Bank requested the due diligence.  Furthermore, we are not accounting, tax and legal specialists, and have not conducted, and are not under any obligation or duty to conduct, any due diligence and review thereof from the perspectives of the specialist on accounting, tax and legal matters.

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(6)    With respect to any facts included in the materials submitted by both Banks to Mitsubishi UFJ Securities and any facts represented by key managers and other responsible persons of each Bank (including any business plans and conditions thereof, environments surrounding the industry, management integration and the potential impact of the management integration on business operations orally expressed by key managers and other responsible persons of each Bank), we have conducted review only within the scope we have deemed necessary and have not proprietarily reviewed, and we are not under any obligation or duty to review, the exhaustiveness of the information.  There is no information with material impact on the Management Integration, which has been undisclosed to us.

(7)    The business plans of each Bank have been developed from reasonable perspectives, have been prepared and developed based on the best forecast and determination currently available to the management of each Bank and that we can rely on the contents and reasonability thereof.  We have not conducted, nor are we under any obligation or duty to conduct, our own review of the contents and reasonability.

(8)    We have not considered any tax consequences of both Banks, their subsidiaries, their affiliated companies and the shareholders of both Banks arising from the implementation of the Management Integration.

(9)    All the necessary consents and permits required for the implementation of the Management Integration will be obtained from the government and other regulatory agencies and the necessary registration statements, and others, will be filed with the government and other regulatory agencies as planned (for any jurisdictions outside Japan, any necessary consent and permit will be obtained from the government and other regulatory agencies as planned and the necessary registration statements, and others, will be filed with the government and other regulatory agencies as planned).  Furthermore, the implementation dates, the timing of obtaining such consents and permits and their terms, will not have any material impact on the performance results and business plans of both Banks and the Joint Holding Company.

(10)  We have not conducted, and we are not under any obligation or duty to conduct, our own review of the risks of administrative disciplinary actions imposed or expected to be imposed on each Bank by any regulatory agency in any jurisdiction (including regulatory agencies in jurisdictions outside Japan) and any impact on the Management Integration.  If any administrative disciplinary action which may have material impact on the Management Integration occurs on or after September 8, 2009, such disciplinary actions may affect our opinion.

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(11)  All the internal procedures necessary for the implementation of the Management Integration will be implemented as planned by each Bank, its subsidiaries and affiliated companies, and the implementation dates and their terms will not have any material impact on the performance results and business plans of both Banks and the Joint Holding Company.

(12)  The Draft Management Integration Agreement will be entered into by and between both Banks as the Management Integration Agreement.  The Draft Materials will be announced and published by both Banks.

(13)  The opinion provided by Mitsubishi UFJ Securities has been entirely based on the information that was made available to us under conditions agreed by both Banks, and was available to us as of September 8, 2009.

(14)  The opinion provided by Mitsubishi UFJ Securities has been expressed assuming the financial, economic, market, legal and other conditions (limited to those included in the Management Integration Information and also subject to any assumptions and preconditions mentioned in each item of the preceding paragraph) related to the business as of September 8, 2009 performed by each Bank under its rights and obligations, and the opinion may be affected by any change in these conditions on or after September 8, 2009 including the realization of future risks included in the diligence reports for the Management Integration, realization of potential obligations and any impact of businesses of other parties to the Management Integration on the businesses of each Bank in relation to the Management Integration (including, but not limited to, impacts arising from the contingent liabilities or potential liabilities of both Banks, their subsidiaries and affiliated companies).  Moreover, it is assumed that parties to the Draft Management Integration Agreement have not modified any terms and conditions thereof after the conclusion of the Management Integration Agreement, which may have any impact on the Share Transfer Ratio for the Management Integration, and each Bank has complied with the Management Integration Agreement.

(15)  Mitsubishi UFJ Securities has provided opinion in this letter solely for the items included in this letter and has not expressed any opinion on any item not clearly mentioned in this letter.  Our opinion will not be applied in any other case.

We expect to receive relevant fees for services provided by us as a financial advisor to The Tokushima Bank with respect to the Management Integration.  Indemnification and compensation clauses included in the agreement entered into by and between The Tokushima Bank and Mitsubishi UFJ Securities shall apply to the provision of this letter.  Mitsubishi UFJ Securities and Mitsubishi UFJ Financial Group Inc. (“MUFG”) and affiliated companies of MUFG have been conducting, are conducting and will be conducting banking transactions, securities transactions and other financial transactions with both Banks and their affiliated companies.  Mitsubishi UFJ Securities, MUFG and affiliated companies of MUFG include companies which have been holding or trading, are holding or trading and will be holding or trading shares, corporate bonds and other securities of both Banks and affiliated companies thereof for their own accounts or for their customers’ accounts.  Any opinion included in this letter shall not restrict any future transactions taking place between both Banks and affiliated companies thereof and Mitsubishi UFJ Securities, MUFG and affiliated companies of MUFG.

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This letter is to be submitted to the Board of Directors of The Tokushima Bank solely for the purpose of being used as reference material for the review of the Management Integration and deliberation thereof by the Board of Directors of The Tokushima Bank. The reproduction, summary, quotation or publication and disclosure of all or part of this letter to any third party requires you to first obtain our consent in writing.  This letter is not intended to affect any decision of The Tokushima Bank regarding the Management Integration and this letter is not intended to make any recommendation to the shareholders of The Tokushima Bank on their execution of rights concerning any matters related to the Management Integration.

Mitsubishi UFJ Securities will not express any opinion on the prices of shares and other securities of The Tokushima Bank and The Kagawa Bank at which they are traded after the submission of this letter and after the consummation of the Management Integration.

Based upon and subject to the foregoing, it is our opinion that, as of this date, the Share Transfer Ratio is appropriate from a financial perspective for The Tokushima Bank shareholders.

End of Letter

Junichi Arai
Managing Director
Investment Bank Division
Mitsubishi UFJ Securities Co., Ltd.
4-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo

(2)	The Tokushima Bank and The Kagawa Bank determined the amount of paid-in capital and reserve at the time of establishment of the Joint Holding Company as follows:

a.	Amount of Paid-in Capital:	¥25 billion
b.	Amount of Capital Reserve:	¥6.25 billion
c.	Amount of Earned Reserve:	¥0
d.	Amount of Capital Surplus:
The amount reached after subtracting the above amounts “a.” and “b.” from the amount representing the Change in Shareholder Capital Amount as prescribed by Article 52, Paragraph 1 of the Company Calculation Rules of Japan (the “Company Calculation Rules”).

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The above Joint Holding Company paid-in capital and reserve amounts were determined within the scope of Article 52 of the Company Calculation Rules after discussion by The Tokushima Bank and The Kagawa Bank and comprehensive consideration and review of capital policies following the establishment of the Joint Holding Company.

4.
Items set forth in Article 773, Paragraph 1, Items 9 and 10 of the Companies Act Concerning the Suitability of Allocation of Stock Acquisition Rights as Prescribed in Article 808, Paragraph 3, Item 3 of the Companies Act, Issued by The Kagawa Bank (Items Concerning the Suitability of Allocation of Stock Acquisition Rights in the Share Transfer)

N/A

5.	Information on Directors of the Joint Holding Company
Directors of the Joint Holding Company will be as follows:

Name (Date of Birth)	Brief Personal History; Position and Assignment in Companies (Representatives of other organizations, if any)	(1) Number of Shares of The Tokushima Bank Owned (2) Number of Shares of The Kagawa Bank Owned (3) Number of Shares of the Joint Holding Company to be Allocated
Seiji Toyama (March 30, 1947)	Apr. 1970	Joined The Kagawa Bank	(1) 0 shares (2) 20,000 shares (3) 20,000 shares
	Aug. 1985	Branch Manager of Nagao Branch
	Apr. 1993	Branch Manager of Matsuyama Branch
	Jun. 1995	Director, Branch Manager of Matsuyama Branch
	Aug. 1998	Managing Director, General Manager of Sales Controlling Headquarters
	Jun. 2002	Senior Managing Director, General Manager of General Planning Headquarters
	Apr. 2003	President and Director, In charge of Compliance Controlling Department
	Jun. 2005	President and Director, In charge of Operation Audit Department
	Jul. 2006	President and Director (current)
Shinichi Kakiuchi (October 29, 1944)	Apr. 1967	Joined The Tokushima Bank	(1) 88,732 shares (2) 0 shares (3) 88,732 shares
	Feb. 1991	General Manager of Personnel Department, General Manager of General Planning Department (Head of Secretarial Office)
	Jun. 1991	Director, General Manager of Personnel Department, General Manager of General Planning Department (Head of Secretarial Office)
	Mar. 1993	Managing Director, General Manager of Personnel Department
	Jun. 1997	Senior Managing Director, General Manager of Personnel Department
	Jun. 1998	Senior Managing Director
	Apr. 1999	Senior Managing Director, General Manager of General Planning Headquarters
	Jun. 2003	President and Director (current)

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Name (Date of Birth)	Brief Personal History; Position and Assignment in Companies (Representatives of other organizations, if any)	(1) Number of Shares of The Tokushima Bank Owned (2) Number of Shares of The Kagawa Bank Owned (3) Number of Shares of the Joint Holding Company to be Allocated
Hiromi Yoshioka (November 3, 1952)	Apr. 1976	Joined The Tokushima Bank	(1) 22,000 shares (2) 0 shares (3) 22,000 shares
	Apr. 2000	General Manager of Sales Planning Department
	Jun. 2001	Director, General Manager of Sales Planning Department
	Jun. 2003	Managing Director, General Manager of General Planning Headquarters, General Manager of Planning Department
	Jun. 2006	Senior Managing Director, General Manager of General Planning Department, General Manager of Planning Headquarters
	Feb. 2009	Senior Managing Director, General Manager of General Planning Headquarters (current)
Masaharu Shimomura (September 1, 1949)	Apr. 1972	Joined The Kagawa Bank	(1) 0 shares (2) 17,000 shares (3) 17,000 shares
	Aug. 1988	Branch Manager of Miki Branch
	Feb. 1998	General Manager of International Department
	Mar. 2003	General Manager of General Planning Department
	Jun. 2003	Director, General Manager of General Planning Department
	Feb. 2005	Managing Director, General Manager of General Planning Department
	Jul. 2005	Managing Director, In charge of General Planning Department, Administration Department, and Administrative System Department
	Jun. 2006	Senior Managing Director, In charge of General Planning Department, Administration Department, and Administrative System Department
	Jun. 2007	Senior Managing Director, In charge of Loan Department, Loan Management Department, Business Support Department, Management Strategy Department, and Administrative System Department
	Jun. 2008	Senior Managing Director, In charge of Management Strategy Department and Administrative System Department
	Apr. 2009	Senior Managing Director, General Manager of Loan Headquarters (current)

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Name (Date of Birth)	Brief Personal History; Position and Assignment in Companies (Representatives of other organizations, if any)	(1) Number of Shares of The Tokushima Bank Owned (2) Number of Shares of The Kagawa Bank Owned (3) Number of Shares of the Joint Holding Company to be Allocated
Kuniaki Takahashi (March 12, 1951)	Apr. 1974	Joined The Kagawa Bank	(1) 0 shares (2) 9,000 shares (3) 9,000 shares
	Aug. 1992	Branch Manager of Miki Branch
	Feb. 2000	Branch Manager of Nihama Branch
	Jun. 2002	General Manager of Credit Department 1
	Mar. 2003	General Manager of Market Finance Department
	Jun. 2005	Director, General Manager of Market Finance Department
	Jul. 2005	Director, General Manager of General Planning Department
	Apr. 2007	Director, General Manager of General Planning Department, Head of Secretarial Office
	Jun. 2007	Managing Director, In charge of General Planning Department and Market Finance Department, General Manager of General Planning Department, Head of Secretarial Office
	Jun. 2008	Managing Director, In charge of Loan Department, Loan Management Department, and Market Finance Department
	Apr. 2009	Managing Director, Deputy General Manager of Management Headquarters (in charge of the Management Integration) (current)
Kouichi Yamakawa (October 12, 1954)	Apr. 1978	Joined The Tokushima Bank	(1) 4,000 shares (2) 0 shares (3) 4,000 shares
	Feb. 2005	General Manager of Risk Controlling Department
	Jun. 2007	Executive Officer, General Manager of Risk Controlling Department
	Jun. 2008	Director, Executive Officer, General Manager of Risk Controlling Department
	Feb. 2009	Director, Executive Officer, Deputy General Manager of General Planning Headquarters
	Jun. 2009	Director, Managing Executive Officer, Deputy General Manager of General Planning Headquarters (current)

16

Name (Date of Birth)	Brief Personal History; Position and Assignment in Companies (Representatives of other organizations, if any)	(1) Number of Shares of The Tokushima Bank Owned (2) Number of Shares of The Kagawa Bank Owned (3) Number of Shares of the Joint Holding Company to be Allocated
Seiji Fukukawa (October 20, 1954)	Apr. 1977	Joined The Kagawa Bank	(1) 0 shares (2) 14,000 shares (3) 14,000 shares
	Feb. 1994	Branch Manager of Ohzu Branch
	Mar. 2003	General Manager of Personal Customer Department
	Feb. 2004	General Manager of Headquarters Sales Department
	Jun. 2004	Director, General Manager of Headquarters Sales Department
	Jun. 2006	Managing Director, General Manager of Headquarters Sales Department
	Jul. 2006	Managing Director, In charge of Sales Branch Controlling Department, Personal Asset Department, and Personal Loan Department
	Mar. 2007	Managing Director, In charge of Sales Branch Controlling Department, Personal Asset Department, and Personal Loan Department, General Manager of Personal Loan Department
	Jun. 2008	Managing Director, In charge of Operation Audit Department and Personal Asset Department
	Apr. 2009	Managing Director, In charge of Operation Audit Department (current)
Hajime Tamagaki (August 5, 1949)	Apr. 1974	Joined The Tokushima Bank	(1) 44,000 shares (2) 0 shares (3) 44,000 shares
	Apr. 2000	General Manager of Planning Department
	Jun. 2003	Director, General Manager of Personnel Department
	Apr. 2004	Director, General Manager of Audit Department
	Jun. 2006	Director, Executive Officer, Managing Director of Audit Department (current)

(Note 1)
There is no conflict of interests between candidates for Directors of the Joint Holding Company and The Tokushima Bank or The Kagawa Bank.  In addition, no conflict of interests is expected between such candidates and the Joint Holding Company.

(Note 2)
The number of shares of The Tokushima Bank and The Kagawa Bank owned is based on information of shareholdings of The Tokushima Bank and The Kagawa Bank as of March 31, 2009.  Furthermore, the number of Joint Holding Company shares to be allocated has been calculated based on these shareholdings using the Share Transfer Ratio to be used in the Share Transfer.  Therefore, the number of shares held and the number of Joint Holding Company shares to be allocated may change between now and the establishment of the Joint Holding Company.

17

6.	Information on Corporate Auditors of the Joint Holding Company

Corporate Auditors of the Joint Holding Company will be as follows:

Name (Date of Birth)	Brief Personal History; Position and Assignment in Companies (Representatives of other organizations, if any)	(1) Number of Shares of The Tokushima Bank Owned (2) Number of Shares of The Kagawa Bank Owned (3) Number of Shares of the Joint Holding Company to be Allocated
Tetsuo Fuke (January 1, 1947)	Apr. 1969	Joined The Kagawa Bank	(1) 0 shares (2) 18,437 shares (3) 18,437 shares
	Feb. 1985	Branch Manager of Tamano Branch
	Aug. 1995	General Manager of DM/Personal Department
	Mar. 2003	Investigator of Operation Audit Department
	Nov. 2005	General Manager of Operation Audit Department
	Dec. 2006	Retired from The Kagawa Bank upon age
	Jan. 2007	Special Employee of The Kagawa Bank (entrusted administrative work)
	Jun. 2007	Corporate Auditor of The Kagawa Bank (current)
Hideki Haraguchi (January 19, 1947)	Apr. 1970	Joined Shikoku Local Finance Bureau, Ministry of Finance	(1) 11,000 shares (2) 0 shares (3) 11,000 shares
	Jun. 1999	Head of Matsuyama Office, Shikoku Local Finance Bureau
	Jul. 2000	Chief Administrator, Shikoku Local Finance Bureau
	Jun. 2001	Resigned from Shikoku Local Finance Bureau
	Jul. 2001	Managing Director, Shikoku Region Shinkin Bank Association
	Jun. 2003	Resigned from Shikoku Region Shinkin Bank Association
	Jun. 2003	Corporate Auditor of The Tokushima Bank (current)

18

Name (Date of Birth)	Brief Personal History; Position and Assignment in Companies (Representatives of other organizations, if any)	(1) Number of Shares of The Tokushima Bank Owned (2) Number of Shares of The Kagawa Bank Owned (3) Number of Shares of the Joint Holding Company to be Allocated
Satoru Inoue (February 3, 1949)	Apr. 1967	Joined Shikoku Local Finance Bureau, Ministry of Finance	(1) 0 shares (2) 1,000 shares (3) 1,000 shares
	Jul. 1980	Officer for National Property Management, Administration Division, Matsuyama Office, Shikoku Local Finance Bureau
	Jul. 1989	Inspector, Finance Inspection Division, Financial Department, Shikoku Local Finance Bureau
	Jul. 1993	Director, Finance Division, Matsuyama office, Shikoku Local Finance Bureau
	Jul. 2003	Head of Tottori Office, Chugoku Local Finance Bureau
	Jul. 2005	Director, Finance Department, Kyushu Local Finance Bureau
	Jun. 2007	Corporate Auditor of The Kagawa Bank (current)

(Note 1)
There is no conflict of interests between candidates for Corporate Auditors of the Joint Holding Company and The Tokushima Bank or The Kagawa Bank.  In addition, no conflict of interests is expected between such candidates and the Joint Holding Company.

(Note 2)
The number of shares of The Tokushima Bank and The Kagawa Bank owned is based on information of shareholdings of The Tokushima Bank and The Kagawa Bank as of March 31, 2009.  Furthermore, the number of Joint Holding Company shares to be allocated has been calculated based on these shareholdings using the Share Transfer Ratio to be used in the Share Transfer.  Therefore, the number of shares held and the number of Joint Holding Company shares to be allocated may change between now and the establishment of the Joint Holding Company.

(Note 3)	Messrs. Hideki Haraguchi and Satoru Inoue are candidates for Outside Corporate Auditors as defined in Article 2, Paragraph 3, Item 8 of the Enforcement Regulations of the Companies Act.

(Note 4)	Reason for the Choice of Candidates for Outside Corporate Auditors

(1)
With regards to Mr. Hideki Haraguchi, although he has not previously been directly involved with business management, he has many years of experience working at the finance bureau, conducting investigations and audits of banks and other financial institutions, and therefore, we believe that he is appropriate to be an Outside Corporate Auditor of the Joint Holding Company.

(2)
With regards to Mr. Satoru Inoue, although he has not previously been directly involved with business management, he has many years experience working at the finance bureau and is experienced in, and has broad knowledge and wisdom regarding, banks and other financial institutions, and therefore, we believe that he is appropriate to be a Corporate Auditor of the Joint Holding Company.

19

(Note 5)	Limited Liability Contract with the Outside Corporate Auditors

If the selection of Messrs. Hideki Haraguchi and Satoru Inoue as Outside Corporate Auditors of the Joint Holding Company is approved, the Joint Holding Company plans, in accordance with the articles of incorporation, to enter into contracts with Messrs. Hideki Haraguchi and Satoru Inoue to limit the amount of their liabilities set forth in Article 423, Paragraph 1 of the Companies Act to the amount set forth in Article 425, Paragraph 1 of the Companies Act.

7.	Information on Accounting Auditor of the Joint Holding Company

The Accounting Auditor of the Joint Holding Company will be as follows:

Name	Ernst & Young ShinNihon LLC
Address of Head Office	Hibiya Kokusai Building, 2-3, Uchisaiwaicho 2-chome, Chiyoda-ku, Tokyo
History	Jan. 1967	Established Tetsuzo Ohta Auditing Office
	Dec. 1969	Established Showa Auditing Office
	Oct. 1985	Tetsuzo Ohta Auditing Office merged with Showa Auditing Office, and was renamed Ohta Showa Auditing Office
	Jan. 1986	Established Century Audit Corporation
	Apr. 2000	Ohta Showa Auditing Office merged with Century Audit Corporation, and was renamed Ohta Showa Century Audit Corporation
	Jul. 2001	Renamed Ernst & Young
	Jul. 2008	Ernst & Young became Ernst & Young ShinNihon LLC
Outline (as of June 30, 2009)	Number of certified public accountants: 2,512 persons Number of persons who passed examination for certified public accountant: 2,286 persons Others: 1,653 persons

(Notes)
The Tokushima Bank paid the candidate for Accounting Auditor ¥40 million as compensation for due diligence advisory services related to the Share Transfer, a non-auditing service (a service other than services set forth in Article 2, Paragraph 1 of the Certified Public Accountants Law of Japan) provided during the period between May 2008 and August 2008.

20

8.	Initial Remuneration of the Directors and Corporate Auditors of the Joint Holding Company

With respect to the Directors of the Joint Holding Company, the initial amount of remuneration (“Initial Remuneration Amount”) will be less than or equal to ¥170 million per annum (including employee bonuses but not including salary payments for other positions held by Directors in addition to their position as Director) from the date of establishment of the Joint Holding Company, to the date of the first ordinary general meeting of shareholders.  With respect to Corporate Auditors, the Initial Remuneration Amount will be less than or equal to ¥30 million.

Furthermore, there are scheduled to be 8 Directors and 3 Corporate Auditors at the time of establishment of the Joint Holding Company.

9.	Contents of Financial Documents of The Kagawa Bank pertaining to the Most Recent Fiscal Year (Ended March 31, 2009)

The contents of the financial documents of The Tokushima Bank pertaining to the fiscal year ended March 31, 2009 are as provided in the attached “EXTRAORDINARY MEETING OF SHAREHOLDERS, REFERENCE MATERIALS【APPENDIX 】.”

10.	Events that Occurred Following the Last Day of the Most Recent Fiscal Year Imposing Significant Influence on The Tokushima Bank’s Assets

N/A

11.	Events that Occurred Following the Last Day of the Most Recent Fiscal Year Imposing Significant Influence on The Kagawa Bank’s Assets

(1)	Cancellation of Own Shares under Article 178 of the Companies Act

At the board meeting held on August 7, 2009, The Kagawa Bank resolved to cancel its own shares and The Kagawa Bank proceeded with this cancellation on August 21, 2009.

a.	Type of Cancelled Shares: Common stock

b.	Number of Cancelled Shares: 4,000,000
(Equivalent to 5.01% of the total number of issued shares immediately prior to the share cancellation)

c.	Date of Cancellation: August 21, 2009

(For your reference)

Number of issued shares immediately prior to the share cancellation: 79, 810, 343
Number of issued shares immediately after the share cancellation:      75, 810, 343

12.	Matters with Respect to the Resolution of the Agenda

This 1st Agenda shall become effective subject to the approval of the general meetings of shareholders of The Tokushima Bank and The Kagawa Bank as stipulated in Article 3 of the Share Transfer Plan and subject to approval of the Share Transfer by the related government agencies as required by law.

21

If the Share Transfer Plan is cancelled, or the Share Transfer becomes invalid due to reasons set forth in Article 12 or 13 of the Share Transfer Plan, the resolution of this 1st Agenda shall become void.

2nd Agenda:  Amendments to the Articles of Incorporation

1.	Reason for Amendments

Once the “1st Agenda - Establishment of a Parent Company through Joint Share Transfer” (“1st Agenda Share Transfer”) is approved and the Joint Holding Company is established on April 1, 2010 through the Share Transfer, the Joint Holding Company will become the sole shareholder of The Kagawa Bank.  Accordingly, the provision pertaining to the record date for the ordinary general meeting of shareholders will become unnecessary.

Accordingly, The Tokushima Bank will abolish the system by which record dates are set for ordinary general meetings of shareholders, and, in addition to deleting Article 14 (Record Date of Ordinary General Meeting of Shareholders) of the current articles of incorporation, Article 15 and each subsequent article of the current articles of incorporation will be renumbered accordingly.

The amendments to the articles of incorporation will become effective on March 31, 2010, subject to (i) the 1st Agenda Share Transfer being approved, (ii) the Share Transfer Plan, to be approved in the 1st Agenda Share Transfer, remaining effective until the day preceding March 31, 2010, and (iii) the Share Transfer to be implemented through the Share Transfer Plan not having been cancelled.

2.	Details of Amendments

The details of amendments are as follows:

(Amendments as underlined)
Current Articles of Incorporation	Proposed Amendments
Article 14 (Ordinary General Meeting of
Shareholders Record Date)

The Tokushima Bank deems the record date for voting rights of the ordinary general meeting of shareholders to be March 31 of each year.

Article 15 – Article 37  (Omitted)
(Deleted) Article 14 – Article 36 (Same as the current version)

22

(For your reference)

The Tokushima Bank plans to pay dividends from retained earnings of The Tokushima Bank (year-end dividends) for the fiscal year ending March 31, 2010 (from April 1, 2009 to March 31, 2010), to those shareholders or registered pledgees of shares whose names are listed or recorded on the final shareholders’ register as of March 31, 2010, in accordance with Article 35 (Article 34 following the proposed amendments to the articles of incorporation) (Distribution of Surplus and Record Date) of the articles of incorporation of The Tokushima Bank.
With respect to agenda items concerning the payment of dividends and approval of such agenda items, The Tokushima Bank plans to pay dividends according to standards comparable to that of dividends paid by The Tokushima Bank in the past, to protect the interests of the current shareholders of The Tokushima Bank.

(End of Document)

This document has been translated from the Japanese original for reference purposes only.  In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.  The company assumes no responsibility for this translation or for direct, indirect or any other forms of damages arising from the translation.

This share transfer involves the securities of a foreign company.  The share transfer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in this document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

EXTRAORDINARY MEETING OF SHAREHOLDERS

REFERENCE MATERIALS 【APPENDIX 】

1st Agenda:	Establishment of a Parent Company Through Share Transfer

Additional Materials

Share Transfer Plan (Reference Translation of Original Document)

Financial Statements of THE KAGAWA BANK, LTD.

THE TOKUSHIMA BANK, LTD.

Share Transfer Plan

(Reference translation of original document)

The Tokushima Bank, Ltd. (“The Tokushima Bank”) and The Kagawa Bank, Ltd. (“The Kagawa Bank”) have jointly prepared a plan for a share transfer (the “Share Transfer Plan”) as follows, with respect to the establishment of a parent company (the “Parent Company”) through a joint share transfer (the “Share Transfer”).

Article 1 (Establishment of the Parent Company)

The Tokushima Bank and The Kagawa Bank shall implement a share transfer, as defined in Article 772 of the Companies Act of Japan (the “Companies Act”), under which The Tokushima Bank and The Kagawa Bank transfer all of their issued and outstanding shares to the Parent Company which will be established jointly by the Tokushima Bank and The Kagawa Bank through the Share Transfer, on the Date of Incorporation (as defined in Article 2 below).

Article 2 (Date of Establishment of the Parent Company)

The Tokushima Bank and The Kagawa Bank will establish and register the Parent Company on April 1, 2010 (the “Date of Incorporation”).  Provided, however, that if the necessity arises in the course of proceedings of the Share Transfer, the Date of Incorporation may be changed upon discussion between The Tokushima Bank and The Kagawa Bank.

Article 3 (General Meeting of Shareholders to Approve the Share Transfer Plan)

1.
The Tokushima Bank and The Kagawa Bank shall respectively hold a general meeting of shareholders on November 25, 2009 to seek approval of the Share Transfer Plan and resolutions pertaining to matters necessary to consummate the Share Transfer (the “General Meeting of Shareholders for Approval of the Share Transfer Plan”).  Provided, however, that if the necessity arises in the course of proceedings of the Share Transfer, the date of the General Meeting of Shareholders for Approval of the Share Transfer Plan may be changed upon discussion between The Tokushima Bank and The Kagawa Bank.

Article 4 (Matters Stipulated in the Articles of Incorporation of the Parent Company)

The purpose, trade name, location of head office, total number of authorized shares and other matters stipulated in the articles of incorporation of the Parent Company shall be in the articles of incorporation which is attached to this Share Transfer Plan.

Article 5 (Names of Directors, Corporate Auditors and Accounting Auditor of the Parent Company at the Time of Incorporation)

The names of directors, corporate auditors and accounting auditor of the Parent Company at the time of incorporation shall be as follows:

(1)	Directors:	Seiji Toyama Shinichi Kakiuchi Hiromi Yoshioka Masaharu Shimomura Kuniaki Takahashi Kouichi Yamakawa Seiji Fukukawa Hajime Tamagaki

(2)	Corporate Auditors:	Tetsuo Fuke Hideki Haraguchi Satoru Inoue

(3)	Accounting Auditor:	Ernst & Young ShinNihon LLC

Article 6 (Shares to be Issued by the Parent Company in the Share Transfer and Allocation of Such Shares)

1.
In the Share Transfer, the Parent Company shall deliver the number of its shares equivalent to the sum of (i) the number obtained by multiplying the total number or issued and outstanding shares of The Tokushima Bank as of the day immediately preceding the Date of Incorporation of the Parent Company by 1 (fractional shares constituting less than one share shall be disregarded) and (ii) the number obtained by multiplying the total number or issued and outstanding shares of The Kagawa Bank as of the day immediately preceding the Date of Incorporation of the Parent Company by 1 (fractional shares constituting less than one share shall be disregarded), to those shareholders of The Tokushima Bank and The Kagawa Bank, in exchange for the shares of The Tokushima Bank and The Kagawa Bank held by those shareholders.

2.
In the Share Transfer, the Parent Company shall allocate its shares defined in the preceding paragraph to the shareholders of The Tokushima Bank and The Kagawa Bank who are listed or recorded on the respective final shareholders’ registers of such banks as of the day immediately preceding the Date of Incorporation (provided, however, that if the shareholders of The Tokushima Bank or The Kagawa Bank who requested the respective banks to acquire their shares pursuant to the provisions of Article 806 of the Companies Act, are listed or recorded on the respective final shareholders’ registers, The Tokushima Bank shall be deemed to be a shareholder of The Tokushima Bank and The Kagawa Bank shall be deemed to be a shareholder of The Kagawa Bank, in place of the respective shareholders) as follows, in exchange for the shares of The Tokushima Bank and The Kagawa Bank held by those shareholders:

(1)	To shareholders of The Tokushima Bank: 1 share of the Parent Company in exchange for 1 share of The Tokushima Bank

(2)	To shareholders of The Kagawa Bank: 1 share of the Parent Company in exchange for 1 share of The Kagawa Bank

 Article 7 (Share Capital and Reserve of the Parent Company)

The amount of share capital and reserve of the Parent Company on the Date of Incorporation shall be as follows:

(1)	Share Capital:	¥25 billion

(2)	Legal Capital Surplus:	¥6.25 billion

(3)	Legal Retained Earnings:	¥0

Article 8 (Listing of Shares of the Parent Company)

The Parent Company plans to list its shares on the Tokyo Stock Exchange Group, Inc. on the Date of Incorporation.

Article 9 (Share Registration Agent of the Parent Company)

The Share Registration Agent of the Parent Company shall be Mitsubishi UFJ Trust and Banking Corporation (location of head office: 4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo).

Article 10 (Distribution of Surplus)

1.
The Tokushima Bank may distribute (i) as an interim dividend, up to ¥4 per share from its surplus to shareholders or registered pledgees who are listed or recorded on the final shareholders’ register as of September 30, 2009 and (ii) as a dividend, up to ¥4 per share from its surplus to shareholders or registered pledgees who are listed or recorded on the final shareholders’ register as of March 31, 2010.

2.
The Kagawa Bank may distribute (i) as an interim dividend, up to ¥3 per share from its surplus to shareholders or registered pledgees who are listed or recorded on the final shareholders’ register as of September 30, 2009 and (ii) as a dividend, up to ¥3 per share from its surplus to shareholders or registered pledgees who are listed or recorded on the final shareholders’ register as of March 31, 2010.

3.
Except for the distributions set forth in the preceding two paragraphs, during the period following the preparation of the Share Transfer Plan and until the Date of Incorporation of the Parent Company, The Tokushima Bank and The Kagawa Bank shall not approve any distribution of surplus with a record date on or prior to the Date of Incorporation.

Article 11 (Fiduciary Duty)

Following the preparation of the Share Transfer Plan and until the Date of Incorporation of the Parent Company, The Tokushima Bank and The Kagawa Bank shall each conduct their respective ordinary businesses and manage and operate their respective assets with the due care required of a good manager of company assets.  Any action that either The Tokushima Bank or The Kagawa Bank desires to take that may have a material effect on the assets or rights and obligations of either party shall, unless otherwise stipulated in the Share Transfer Plan, be carried out only upon prior consultation between both parties.

Article 12 (Change of Conditions)

The Tokushima Bank and The Kagawa Bank may, upon consultation between, and pursuant to the agreement of, both parties, change the conditions of the Share Transfer Plan or cancel the Share Transfer if, during the period following the preparation of the Share Transfer Plan and until the Date of Incorporation of the Parent Company, (i) a material change in the financial or management condition of either The Tokushima Bank or The Kagawa Bank occurs, (ii) circumstances constituting a material impediment to the implementation of the Share Transfer occur, or (iii) the objective of the Share Transfer becomes extremely difficult to attain.

Article 13 (Effectiveness of the Share Transfer Plan)

If approval for the Share Transfer Plan cannot be obtained from the General Meeting of Shareholders of either The Tokushima Bank or The Kagawa Bank, to approve the Share Transfer Plan, or the final agreement pertaining to the management integration between The Tokushima Bank and The Kagawa Bank dated September 14, 2009 terminates or ends for any reason, or governmental or other approval required by law is not obtained, the Share Transfer Plan will cease to be effective.

Article 14 (Matters to be Discussed)

In addition to matters provided for in the Share Transfer Plan, any other matter necessary to consummate the Share Transfer shall be discussed and determined by The Tokushima Bank and The Kagawa Bank, in accordance with the purpose of the Share Transfer Plan.

IN WITNESS WHEREOF, The Tokushima Bank and The Kagawa Bank hereto have duly executed this Share Transfer Plan in duplicate and each party shall retain one original.

Date:  September 14, 2009

The Tokushima Bank, Ltd.

Shinichi Kakiuchi, President
1-16, Tomidahama, Tokushima-shi,
Tokushima Prefecture

The Kagawa Bank, Ltd.

Seiji Toyama, President
6-1, Kameicho,
Takamatsu-shi, Kagawa Prefecture

(End of Share Transfer Plan)

   (Attachment)

ARTICLES OF INCORPORATION
OF
TOMONY HOLDINGS, INC.

CHAPTER I.  GENERAL PROVISIONS

Article 1 (Trade Name)

The company shall be called “Tomony Holdings Kabushiki Kaisha” in Japanese and shall be expressed in English as “TOMONY Holdings, Inc.” (the “Company”).

Article 2 (Objectives)

The objective of the Company, as a bank holding company, shall be to engage in the following business activities:

1.	Management of banks and other companies, of which are allowed to become subsidiaries of the Company pursuant to the Banking Act of Japan (the “Banking Act”); and

2.	All businesses ancillary to, or related to businesses described in the preceding section.

Article 3 (Location of Head Office)

The Company shall have its head office in Takamatsu-shi, Kagawa Prefecture.

Article 4 (Organization)

In addition to general meetings of shareholders and Directors, the Company shall have the following organizations:

(1)	Board of Directors

(2)	Corporate Auditors

(3)	Board of Corporate Auditors

(4)	Accounting Auditor

Article 5 (Method of Public Notice)

The method of the Company’s public notice shall be the electronic method; provided, however that it may publish the notice in the Nihon Keizai Shimbun, Shikoku Shimbun published in Takamatsu-shi, and Tokushima Shimbun published in Tokushima-shi, in the event that the Company is unable to use the electronic method due to accidents or other unavoidable reasons.

CHAPTER II.  SHARES

Article 6 (Total Number of Issuable Shares)

The total number of the Company’s issuable shares shall be 476,000,000 shares.

Article 7 (Acquisition of Treasury Stock)

The Company may acquire its treasury stock through market transactions, among others, by a resolution of a meeting of its board of directors based on the provisions in Article 165, Paragraph 2 of the Companies Act of Japan (the “Companies Act”).

Article 8 (Number of Shares Constituting One Unit of Shares)

The number of shares of the Company constituting one unit of shares shall be one hundred (100).

Article 9 (Rights Concerning Shares Constituting Less Than One Unit of Shares)

A shareholder of the Company who holds shares constituting less than one unit of shares may not exercise his or her rights as a shareholder, except for those rights listed below:

(1)	Each of the rights provided in Article 189, Paragraph 2 of the Companies Act;

(2)	The right to make a request pursuant to Article 166, Paragraph 1 of the Companies Act;

(3)	The right to receive an allocation of offered shares and offered stock acquisition rights pursuant to the number of shares held by the shareholder;

(4)	The right to make the Request for Sale of shares constituting less than one unit of shares as defined in Article 10 below.

Article 10 (Additional Purchases of Shares Constituting Less Than One Unit of Shares)

1.
A shareholder of the Company who holds shares constituting less than one unit of shares may, pursuant to the provisions of the Share Handling Regulations, request that the Company sell to such shareholder the number of shares that will constitute one unit of shares when added to the number of shares constituting less than one unit of shares held by him/her (the “Request for Sale”).  Provided, however, that the foregoing shall not apply when the Company does not hold the treasury stock equivalent to the number of shares which the Company is requested to sell to such shareholder.

2.	The timing of, and method of such Request for Sale, among others, shall be stipulated in the Share Handling Regulations determined by the Board of Directors.

Article 11 (Shareholder Register Administrator)

1.	The Company shall have a shareholder register administrator (the “Shareholder Register Administrator”).

2.
The Shareholder Register Administrator and the administration office thereof (the “Administration Office”) shall be determined by a resolution of the meeting of the board of directors, and public notice thereof shall be given.

3.
Preparation of, and maintenance and other business concerning the shareholders’ register (the “Shareholder Register”) and the register for stock acquisition rights (the “Register for Stock Acquisition Rights”) shall be commissioned to the Shareholder Register Administrator and shall not be handled by the Company.

Article 12 (Share Handling Regulations)

Matters related to the procedures for the exercise of shareholders’ rights, and the handling of shares of the Company, other than those provided for in laws and regulations or in these articles of incorporation, shall be governed by the share handling regulations (the “Share Handling Regulations”) to be determined by the Board of Directors.

CHAPTER III.  GENERAL MEETING OF SHAREHOLDERS

Article 13 (Convocation of General Meeting of Shareholders)

The ordinary general meeting of shareholders shall be convened within three months from April 1 of each year and an extraordinary general meeting of shareholders shall be convened at any time whenever necessary.

Article 14 (Record Date of Ordinary General Meeting of Shareholders)

The record date of the ordinary general meeting of shareholders shall be March 31 of each year.

Article 15 (Convener and Chairman of General Meeting of Shareholders)

1.	The general meeting of shareholders shall be convened and chaired by the Representative Director and President.

2.
In the event that the Representative Director and President is unable to convene and chair the meeting, one of the other Directors shall take his or her place in accordance with the order predetermined by the resolution of the Board of Directors.

Article16	(Internet Disclosure and Deemed Provision of Reference Documents for General Meeting of Shareholders, etc.)

The Company may, in connection with the convocation of a general meeting of shareholders, deem the information concerning matters to be stated or indicated in the reference documents for a general meeting of shareholders, business report, non-consolidated financial statements and consolidated financial statements to have been provided to the shareholders by disclosing such information through the Internet pursuant to the applicable rules and the Ministry Ordinance of the Ministry of Justice.

Article 17 (Method of Resolutions)

1.
Unless otherwise provided for by laws and regulations or by the articles of incorporation, resolutions of general meetings of shareholders shall be adopted by a majority vote of the total voting rights of the shareholders who are present at the meeting and entitled to exercise their voting rights.

2.
Resolutions of general meetings of shareholders set forth in Article 309, Paragraph 2 of the Companies Act shall be adopted by the affirmative vote of two-thirds (2/3) of the total voting rights of shareholders who are entitled to exercise their voting rights, and a quorum for the meeting shall require the presence of shareholders holding at least one-third (1/3) of the total voting rights.

Article 18 (Voting by Proxy)

1.	A shareholder may exercise his or her voting rights by entrusting one proxy, who shall be another shareholder, to exercise his or her voting rights.

2.	The shareholder or proxy mentioned in the preceding paragraph shall submit to the Company a document evidencing the authority of such proxy for each general meeting of shareholders.

CHAPTER IV.  DIRECTORS AND THE BOARD OF DIRECTORS

Article 19 (Number of Directors)

The number of Directors of the Company shall be no more than twelve (12).

Article 20 (Election of Directors)

1.	Directors shall be elected by the resolution of the general meeting of shareholders.

2.
A resolution to elect Directors shall be made at a meeting at which the shareholders holding one-third (1/3) or more of the voting rights of all shareholders who are entitled to exercise their voting rights are present, and shall be adopted by a majority of votes thereof.

3.	Cumulative voting shall not be used for election of Directors.

Article 21 (Term of Office of Directors)

The term of office of Directors shall expire at the close of the ordinary general meeting of shareholders pertaining to the last fiscal year ending within one (1) year after appointment.

Article 22 (Regulations of the Board of Directors)

Any matters concerning the Board of Directors shall be governed by the Regulations of the Board of Directors to be determined by the Board of Directors, in addition to the laws and regulations or these articles of incorporation.

Article 23 (Convener and Chairman of the Meeting of the Board of Directors)

1.
The meeting of the board of directors shall, unless otherwise provided for by laws and regulations, be convened and chaired by the Representative Director and Chairman (torishimariyaku kaicho).  In the event that there is a vacancy in a position of the Representative Director and Chairman or that the Representative Director and Chairman is unable to convene the meeting, the Representative Director and President (torishimariyaku shacho) shall take his or her place, and in the event that the Representative Director and President is unable to convene and chair the meeting, one of other Directors shall take his or her place in the order predetermined by the Board of Directors.

2.
The convocation notice of the meeting of the board of directors shall be dispatched to each Director and Corporate Auditor at least three (3) days prior to the date scheduled for the meeting; provided, however, that such period may be shortened in the case of urgency.

3.	The convocation notice as provided in the preceding paragraph shall not be required when the unanimous consent of all the Directors and Corporate Auditors is obtained.

Article 24 (Omission of Resolutions of the Board of Directors)

In the event that all the requirements stipulated in Article 370 of the Companies Act are satisfied, the Company shall deem a resolution of the Board of Directors to have been made.

Article 25 (Representative Directors and Directors with Titles)

1.	The Company shall, pursuant to the resolution the Board of Directors, elect Representative Director(s).

2.
The Board of Directors may, by its resolution, elect one (1) Director and Chairman of the Board (torishimariyaku kaicho), one (1) Director and President (torishimariyaku shacho), as well as several Senior Managing Directors (torishimariyaku senmu) and Managing Directors (torishimariyaku jomu).

Article 26 (Remuneration, etc. of Directors)

Remuneration, bonuses and other financial interests received by Directors from the Company as compensation for undertaking their functions (the “Remuneration, etc.”) shall be determined by the resolution of a general meeting of shareholders.

Article 27 (Contract to Limit Liabilities of Outside Directors)

Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into contracts with its Outside Directors to limit their liabilities for a failure to perform their duties; provided, however, that the maximum amount of liabilities under such contracts shall be as provided in applicable laws and regulations.

CHAPTER V.   CORPORATE AUDITORS AND THE BOARD OF CORPORATE AUDITORS

Article 28 (Number of Corporate Auditors)

The number of Corporate Auditors of the Company shall be no more than five (5).

Article 29 (Election of Corporate Auditors)

1.	Corporate Auditors shall be elected by the resolution of the general meeting of shareholders.

2.
A resolution to elect Corporate Auditors shall be made at a meeting at which the shareholders holding one-third (1/3) or more of the voting rights of all shareholders who are entitled to exercise their voting rights are present, and shall be adopted by a majority of votes thereof.

Article 30 (Term of Office of Corporate Auditors)

1.	The term of office of Corporate Auditors shall expire at the close of the ordinary general meeting of shareholders pertaining to the last fiscal year ending within four (4) years after appointment.

2.
The term of office of (i) a Corporate Auditor elected to fill a vacancy of another Corporate Auditor who has retired before the expiration of such Corporate Auditor’s term of office or (ii) a substitute Corporate Auditor who have succeeded to a post as a Corporate Auditor, shall be until the term of office of his or her predecessor would expire.

Article 31 (Regulations of the Board of Corporate Auditors)

Any matters concerning the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors to be determined by the Board of Corporate Auditors in addition to the laws and regulations or these articles of incorporation.

Article 32 (Convocation of the Meeting of the Board of Corporate Auditors)

1.
The convocation notice of the meeting of the board of corporate auditors shall be dispatched to each Corporate Auditor at least three (3) days prior to the date scheduled for the meeting; provided, however, that such period may be shortened in the case of urgency.

2.	The convocation notice as provided in the preceding paragraph shall not be required when the unanimous consent of all the Corporate Auditors is obtained.

Article 33 (Standing Corporate Auditor(s))

The Board of Corporate Auditors shall, by its resolution, elect Standing Corporate Auditor(s).

Article 34 (Remuneration, etc. of Corporate Auditors)

Remuneration, etc. of Corporate Auditors shall be determined by the resolution of a general meeting of shareholders.

Article 35 (Contract to Limit Liabilities of Outside Corporate Auditors)

Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into contracts with its Outside Corporate Auditors to limit their liabilities for a failure to perform their duties; provided, however, that the maximum amount of liabilities under such contracts shall be as provided in applicable laws and regulations.

CHAPTER VI.   ACCOUNTING AUDITOR

Article 36 (Accounting Auditor)

Accounting Auditor shall be elected by the resolution of the general meeting of shareholders.

Article 37 (Term of Office of Accounting Auditor)

1.	The term of office of Accounting Auditor shall expire at the close of the ordinary general meeting of shareholders pertaining to the last fiscal year ending within one (1) year after appointment.

2.
Unless otherwise resolved at the ordinary general meeting of shareholders mentioned in the preceding paragraph, Accounting Auditor shall be deemed to have been reelected at such ordinary general meeting of shareholders.

CHAPTER VII.  ACCOUNTING

Article 38 (Fiscal Year)

The fiscal year of the Company shall be one (1) year starting from April 1 of each year and ending on March 31 of the following year.

Article 39 (Year-End Dividend)

The Company shall, by the resolution of an ordinary general meeting of shareholders, distribute its retained earnings to its shareholders or registered pledgees of shares as a year-end dividend with a record date of March 31 of each year.

Article 40 (Interim Dividend)

The Company shall, by the resolution of a meeting of the board of directors, distribute its retained earnings to its shareholders or the registered pledgees of shares as an interim dividend with a record date of September 30 of each year.

Article 41 (Expiration for Dividend Payment)

1.
When the dividends are made by cash, if such dividends are not received after five (5) years following the date on which the Company commenced payment thereof, the Company shall be released from the obligation to make such payment.

2.	The Company shall not pay interest on unpaid year-end and interim dividends.

SUPPLEMENTARY PROVISIONS

Article 1 (First Fiscal Year)

Notwithstanding the provisions of Article 38 above, the first fiscal year of the Company shall be from the date of its establishment until March 31, 2011.

Article 2   (Remuneration, etc. of Directors and Corporate Auditors)

Notwithstanding the provisions of Articles 26 and 34 above, Remuneration, etc. of Directors and Corporate Auditors of the Company during the period from the date of its establishment until the closing of the first ordinary general meeting of shareholders shall be as follows:

a.	Directors:	Within ¥170 million

b.	Corporate Auditors:	Within ¥30 million

Article 3 (Deletion of Supplementary Provisions)

These Supplementary Provisions shall be deleted after the closing of the first ordinary general meeting of shareholders of the Company.

  (End of Attachment)

THE KAGAWA BANK, LTD.

BUSINESS REPORT FOR THE 103RD TERM

(April 1, 2008 through March 31, 2009)

1.	Current Status of The Kagawa Bank

(1)	Results of Progress and Operations of the Corporate Group

a.	Details of the Business

The Kagawa Bank Corporate Group (“The Kagawa Bank Group”) consists of six companies including The Kagawa Bank, Kagawa Business Service Co., Ltd., Kagawagin Lease Co., Ltd., Kagawagin Computer Services Co., Ltd., Kagawagin Card Co., Ltd. and Kagawagin Capital Co., Ltd., focusing primarily on conducting finance services such as banking and lease services.

Banking services are provided by The Kagawa Bank and the Kagawa Business Service Co., Ltd., which provides ancillary banking services.

Lease services are provided by Kagawagin Lease Co., Ltd.

With respect to other services, the Kagawagin Computer Services Co., Ltd. provides electronic accounting device program creation services; the Kagawagin Card Co., Ltd. provides credit card services; and the Kagawagin Capital Co., Ltd. provides business investment growth assistance services.

b.	Financial and Economic Environment

During the last year, the financial uncertainty triggered by the US sub-prime loan issue has spread through economies on a global scale, and in particular, since September 2008, this has led to the collapse of the Lehman Brothers, and financial difficulties of leading insurance provider AIG and three large automobile companies in the US.  Stock and real estate prices are falling rapidly in countries across the globe, and this is being called a financial crisis that only occurs once in a hundred years.

In the midst of this global economic state, in the Japanese economy in the fiscal year ended March 31, 2009, the exports that had been heading towards recovery decreased significantly due to deterioration in overseas economies and the appreciating yen, and this brought on rapid deterioration of corporate profits and a significant decrease in capital investment.  Worsened business conditions were reflected in employment and income situations with a large number of major companies accelerating personnel downsizing schemes to employ mainly temporary workers, and consumer spending dropping dramatically with increasingly severe income conditions.  The number of new housing construction projects shows that housing investment is shifting towards a decline again and public investment is tending to decrease.  With these domestic and overseas demand trends and heightened pressures on inventory adjustments, the rate of decline in production is increasing even more.  However, the rate of decline in production is predicted to become more stable in the future with the lessening pressure on inventory adjustments.

The effects of the credit crunch and abruptly falling stock prices caused by the US financial crisis had repercussions in Japan.  Because the effects on the real economy are continuing to increase, the Bank of Japan implemented finance relief strategies such as lowering the policy interest rate from 0.5% to 0.3% on October 31, 2008, and further lowering the rate by 0.2% to 0.1% on December 19, 2008, in addition to increasing the purchase amount of commercial paper and long-term government bonds.  This reflects the Bank of Japan’s awareness that there is a strong possibility of tough economic conditions to continue in light of a downturn in the economy, and its decision to support the need to put maximum effort into resolving businesses’ cash-flow uncertainties.

Also in this region, public investment is tending to decrease and due to the rapid decrease in demand both domestically and overseas, capital investment and exports have also decreased.  While the employment and income situations are worsening, consumer spending is declining, housing investment is slowing; as a result, the state of the economy is continuing to get worse.

In the financial community, in August 2008, based on the national government’s “general emergency policy for the realization of security,” governmental agencies such as the Ministry of Economy, Trade and Industry and the Ministry of Finance asked financial institutions to facilitate finance for small and medium sized companies.  In addition, in November 2008, “lifestyle policies” devised by the government were released and revisions were made to sections of the “general surveillance guidelines for the small and medium sized regional financial institutions,” the Financial Inspection Manual (kinyu kensa manual) and other publications.

In December 2008, the Financial Functions Reinforcement Law of Japan was revised with the aim of increasing the finance capacity of financial institutions through capital injection of public funds in order to make finance more accessible to small and medium sized companies.  This was part of the government’s countermeasures in response to the financial economic crisis requiring financial institutions to put more active efforts to facilitate finance for small and medium sized companies.

Furthermore, the recently enforced Financial Instruments and Exchange Law of Japan mandates evaluation of management and auditing by Corporate Auditors.  This law, which was enacted for the purpose of ensuring the fairness of financial reports, mandates such evaluation by Corporate Auditors from the current fiscal year.  The Kagawa Bank Group has responded to this by establishing, conducting and evaluating stringent internal control with respect to financial reports.  In the face of heightening concerns regarding fraudulent financial reports and various violations of laws and ordinances, it is not sufficient to leave the task of checking reports to external businesses or to wait until after the fact to respond.  Businesses are being questioned as to whether they took all proactive steps available to them.  Going forward, it will be even more important for The Kagawa Bank to appropriately identify any risks associated with its activities and take responsibility for establishing internal control mechanisms suitable for The Kagawa Bank’s operations.

As described above, the conditions surrounding financial institutions are extremely severe and have been changing dramatically.

c.	Progress and Results of Operations of the Corporate Group

In this financial economic environment, The Kagawa Bank Group and its employees was able to improve our business performance due to the strong support of our shareholders and customers.

First of all, with respect to expansion of our operating base, we moved our Yashima Branch to newly built offices, and improved convenience for customers by installing new automatic teller machines at Aeon Ayagawa Shopping Center and Yume-Town in Mitoyo and Marugame.  To improve operating efficiency we closed our Chuo-Ichiba Branch Oomatoba Sub-branch and JR Imazato Station Branch Ritsurin Sub-branch.  At the end of this fiscal year.  The Kagawa Bank has a network of 83 branches.  Furthermore, there are no changes with regards to any of the other companies in The Kagawa Bank Group.

The next section discusses the development of new products and services.  As a business, in September 2008, The Kagawa Bank commenced the provision of “Special Finance Facilitation Loans” (preferential interest loans), with the objective of facilitating the provision of capital to small and medium sized companies and individual business owners.  The Kagawa Bank also commenced “Kagawa Business Plan/Support Finance” as part of a system to support small to medium sized companies actively involved in business revitalization and operational reform.

In addition, in order to respond to customers’ needs, from October 2008, The Kagawa Bank commenced provision of “medical insurance” and “cancer insurance.”  Being the final year of the 13th Term Business Plan which started in April 2007, The Kagawa Bank is striving to become “a bank that is needed by the region” and has been active in implementing finance measures closely linked to the region.

As part of the improvement of our financial services, we ran a preferential interest promotion for various types of our loans, including a “Standard Bank Changeover 20th  Anniversary Appreciation Promotion” (preferential interest fixed-term deposit account promotion), as well as the sale of “Fixed-Term Deposit with Bonus” accounts to show our everyday appreciation for our customers.  In December 2008 and March 2009, based on the rapidly worsening business conditions and increasing severity of regional situations, The Kagawa Bank has established a “Holiday Period Operational Advice Meeting” in order to respond to customers’ needs promptly as an emergency measure aimed at facilitating the provision of finance to small and medium sized companies.

With respect to streamlining and saving the labor force, in accordance with the 13th Term Business Plan, we conducted system investment and thorough streamlining and rationalization of the company while simultaneously reducing office expenses across the entire company.

Following on from the previous period, as an environmental protection measure, we donated the amount equivalent to 0.01% of the deposit balance (¥4.3 million) of the “Environmental Volunteers Term Deposit Account <Flowers & Trees>” to a regional greening promotion group.

We also provided support to welfare groups as part of our social contribution activities.

Based on the above progress, we were able to achieve the following results for this consolidated fiscal year.

(Deposits/Negotiable Certificates of Deposit)

During the period, the consolidated end of period balance of deposits increased by ¥30.7 billion to ¥1130.1 billion.  The consolidated end of period balance of negotiable certificates of deposit was ¥9.5 billion and the combined consolidated end of period balance of deposits and negotiable certificates of deposit was ¥1139.6 billion.

(Loans)

As a result of actively promoting loans aimed at businesses and individuals, the balance of loans increased by ¥9.9 billion during the period and the consolidated end of period balance was ¥948.5 billion.

(Securities)

The balance of securities increased ¥12.8 billion during the period and the consolidated end of period balance was ¥214.6 billion.

(Profit and Loss)

With respect to profit and loss, despite the increasingly severe environment in making profits, we endeavored to continue providing efficient operation, finance and to promote streamlining of the overall management of The Kagawa Bank Group.  However, the allowance disposal by rapid worsening of business conditions have caused the share prices of our clients to decline, and to dispose allowances, which in turn, caused us to dispose of our securities.  As a result, our consolidated ordinary losses were ¥4.446 billion, and consolidated net losses for the period were ¥4.44 billion.

Consolidated net losses for the period are ¥58.62 per share.

d.	Issues to be Addressed by the Corporate Group

Since receiving our second order to improve business operations in June 2005, The Kagawa Bank solemnly accepted this order and formulated compliance programs based on operational reform plans.  While continuing to conduct periodic follow-ups on reform items, in 2008, we completely revised the programs to better prevent the emergence and reoccurrence of scandals.  We will continue to enhance and reinforce our internal administration measures and ensure the prevention of, and reoccurrence of scandals.

Putting the future business environment into perspective, sophisticated services are expected in all areas and on a broader scale than ever before which would require us to strengthen internal control to comply with revised accounting standards with increased stringency, strengthen governance, risk management and compliance stances, strengthen audit functions and respond to the needs of a broadened financial services area.  With respect to small and medium sized companies, our main operating base, because the bad economic situation is still a current issue, even with respect to the disposal of bad debts, it is necessary to take a harsher view in assessing the possibility of generating future loss.  In addition, while regional economies are shrinking, there is a need to improve and maintain profitability, and to promote periodic and continuous growth of business activities closely linked to region.

Based on the above severe business environment, The Kagawa Bank has made further efforts towards strengthening its capital base and its compliance and risk management stance, and has formulated its 14th Term Business Plan which provides guidelines of management strategies for the next two years.  This current point in time, when regional economies are having difficulties, is when we must strengthen ties with our customers and provide higher quality services through the renewed expansion of our client base which we value the most in our business.  Through such efforts, we must turn this into improved profitability in the mid- to long-term.  The theme of our new business plan is “Reform of ‘Action’ & ‘Awareness’.”  We chose the word “reform” to represent the strong desire of all of our employees to stand in the shoes of our customers and think first before acting.

The Kagawa Bank has agreed to conduct management integration with The Tokushima Bank in April 2010, and signed a memorandum on January 26, 2009.  Through the management integration, we aim to establish a stronger management base and a wide network, and to create a financial group with management that values and prioritizes customers and grows with its regional customers.  We have included guidelines regarding the management integration in our new business plan and will pursue synergies through the management integration.

In addition, as The Kagawa Bank Group, we will stand by our existing sound management principles and build on these by endeavoring to respond to the needs of regional customers appropriately and promptly by providing improved financial information and services.

We sincerely hope that the shareholders of The Kagawa Bank will continue to provide their ongoing support.

(Note)  Stated amounts are presented by disregarding fractional amounts.

(2)	Financial Condition and Profit and Loss

(i)	Financial Condition and Profit and Loss of the Corporate Group

				(¥ hundred millions)
	FY* 2005	FY 2006	FY 2007	FY 2008
Consolidated ordinary revenue	400	399	421	394
Consolidated ordinary income (loss)	25	84	(6)	(44)
Consolidated net income (loss)	8	42	(26)	(44)
Consolidated net asset	832	909	828	737
Consolidated total asset	12,307	12,568	12,363	12,585

(Note)	Figures shown above are rounded to the nearest million.

(*)	“FY” stands for “fiscal year.” This abbreviation applies to the entire document.

(ii)	Financial Condition and Profit and Loss

(¥ hundred millions, unless otherwise indicated)
	FY 2005	FY 2006	FY 2007	FY 2008
Deposits	11,040	11,281	11,015	11,323
Time deposits	6,288	6,430	6,367	6,786
Others	4,752	4,850	4,647	4,536
Loans and bills discounted	9,355	9,659	9,425	9,532
For individuals	2,434	2,112	2,051	2,001
For small and medium sized companies	6,034	6,403	6,193	6,048
Others	886	1,143	1,181	1,483
Trading Account Securities	4	7	7	6
Securities	1,982	1,991	2,009	2,138
Government bonds	623	613	672	720
Others	1,358	1,377	1,336	1,418
Net Assets	12,166	12,413	12,219	12,467
Domestic exchange volume	47,577	48,034	46,350	45,632
Foreign exchange volume	$801 million	$655 million	$572 million	$503 million
Ordinary income (loss)	¥2,128 million	¥7,646 million	(¥1,051 million)	(¥4,356 million)
Net income (loss)	¥790 million	¥4,179 million	(¥2,721 million)	(¥4,456 million)
Net income (loss) per share	¥10.1	¥55.10	(¥35.90)	(¥58.84)

(Note 1)	Figures shown above are rounded to the nearest hundred million.

(Note 2)
Figures in “For small and medium sized companies” in “Loans and bills discounted” are loans to small and medium size companies as defined in Article 2 of the Small and Medium Enterprise Basic Law of Japan.

(Note 3)	Net income (loss) per share is calculated by dividing the net income (loss) by the average total number of shares issued and outstanding during the fiscal year.

(3)	Status of Employees of the Corporate Group

(i)	Status of Employees of the Corporate Group
(people)
	End of FY 2008			End of FY 2007
	Bank Business	Lease Business	Other Businesses	Bank Business	Lease Business	Other Businesses
Number of employees	1,431	16	60	1,437	15	65

(ii)	Status of Employees of The Kagawa Bank

	End of FY 2008	End of FY 2007
Number of employees	1,227	1,224
Average age	38 years and 10 months old	38 years and 10 months old
Average length of service	16 years 3 months	16 years 6 months
Average monthly salary	¥408 thousand	¥413 thousand

(Note 1)	Fractional amounts of the average age, average length of service and average monthly salary above have been disregarded.

(Note 2)	The number of employees above does not include employees on a short-term contract and part-time employees.

(Note 3)	Average monthly salary above is based on salaries (excluding bonuses) as of March.

(4)	Status of Major Offices of the Corporate Group

(i)	Bank Business

(at the end of FY 2009)
The Kagawa Bank, Ltd.
Kagawa	57 branches, including Head Office, Sanbonmatsu Branch and Marugame Branch (59 branches at the end of FY 2008)
Ehime	11 branches, including Imabari Branch and Matsuyama Branch (11 branches at the end of FY 2008)
Tokushima	2 branches, including Tokushima Branch (2 branches at the end of FY 2008)
Kochi	1 branch (Kochi Branch) (1 branch at the end of FY 2008)
Okayama	8 branches, including Okayama Branch (8 branches at the end of FY 2008)
Hiroshima	1 branch (Fukuyama Branch) (1 branch at the end of FY 2008)
Osaka	2 branches, including Osaka Branch (2 branches at the end of FY 2008)
Tokyo	1 branch (Tokyo Branch) (1 branch at the end of FY 2008)
Total:	83 branches (85 branches at the end of FY 2008)

(ii)	Lease Business (at the end of FY 2009)

Kagawagin Lease Co., Ltd.
4 branches, including Takamatsu Head Office and Matsuyama Office (4 branches at the end of FY 2008)

(Note)	There was no change during FY 2009.

(iii)	Other Businesses (at the end of FY 2009)

Kagawa Business Service Co., Ltd.	1 office (Takamatsu Head Office) (1 office at the end of FY 2008)
Kagawagin Computer Services Co., Ltd.	1 office (Takamatsu Head Office) (1 office at the end of FY 2008)
Kagawagin Card Co., Ltd.	1 office (Takamatsu Head Office) (1 office at the end of FY 2008)
Kagawagin Capital Co., Ltd.	1 office (Takamatsu Head Office) (1 office at the end of FY 2008)

(5)	Principal Facilities of the Corporate Group

(i)	Total Amount of Capital Expenditures
(¥ millions)
Business Area	Amount of Capital Expenditures
Bank Business	747
Total	747

(Note)	The above figure is rounded to the nearest million.

(ii)	Total Amount of New Material Expenditures

		(¥ millions)
Business Area	Details	Amount
Bank Business	1. Establishment and renovation of branches	566
	2. Sale of real estate	160

(Note)	The above figure is rounded to the nearest million.

(6)	Status of Parent Company and Material Subsidiaries

(i)	Status of Subsidiaries

Name	Address	Major Businesses	Date of Establishment	Capital Stock (¥ millions)	Percentage of Voting Rights Held by The Kagawa Bank (%)	Others
Kagawa Business Service Co., Ltd.	6-1, Kameicho, Tokushima-shi, Kagawa	Assessment and arrangement service of cash mainly for The Kagawa Bank, receipt/ delivery service of documents, etc., printing and binding service, personnel dispatch business	Sep. 21, 1987	10	100.00	-

Kagawagin Lease Co., Ltd.	7-1, Kameicho, Tokushima-shi, Kagawa	Lease business, loan credit guarantee business	May 24, 1986	100	5.0
Kagawagin Computer Services Co., Ltd.	14-2, Nakajincho, Tokushima-shi, Kagawa	Creation and sale of program for electronic computers, calculation services and storage services	Feb. 22, 1989	30	5.0	-
Kagawagin Card Co., Ltd.	7-1, Kameicho, Tokushima-shi, Kagawa	Credit card business	Aug. 23, 1991	50	5.0	-
Kagawagin Capital Co., Ltd.	7-1, Kameicho, Tokushima-shi, Kagawa	Venture capital business	Apr. 26, 1996	50	5.0	-

(ii)	Summary of Material Business Integration

1.
The Kagawa Bank provides automatic cash dispensing services (known as SCS) through its automatic teller machines and those belonging to the 44 regional banks associated with the Second Association of Regional Banks.

2.
The Kagawa Bank provides automatic cash dispensing services (known as MICS) through its automatic teller machines and those belonging to the 44 regional banks associate with the Second Association of Regional Banks, 6 major commercial banks, 4 trust banks, 64 regional banks, 280 credit union (including Shinkin Central Bank), 140 credit associations (including The Shinkumi Federation Bank) (Zenshinkumiren), affiliate agricultural cooperative/credit fishermen’s associations (shingyoren) (including The Norinchukin Bank and credit federation (shinren)) and 14 labor credit associations (including Rokinren).

3.
Through the alliance with 44 regional banks associated with the Second Association of Regional Banks, The Kagawa Bank provides (i) data (such as total bank transfer) receiving service among its business partners through data transmittance by utilizing ISDN line switching network  and (ii) multi bank report service (known as SDS) including issuance of bank account statement.

4.	The Kagawa Bank provides automatic cash dispensing and crediting services through CAFIS method via its own automatic teller machines and those belonging to the Japan Post Bank Co., Ltd.

2.	Matters Concerning Officers (Directors and Corporate Auditors) of The Kagawa Bank

(1)	Director and Corporate Auditors

Name	Title		Material Concurrent Position	Others
	As of March 31, 2009	As of April 1, 2009
Seiji Toyama	President (Representative Director)	(Same as on the left column)
Masaharu Shimomura	Senior Managing Director (Representative Director), In charge of Management Strategy Department and Administration System Department	Senior Managing Director (Representative Director), General Manager of Loan Department
Noritaka Honda	Senior Managing Director (Representative Director), In charge of Administration Department, Compliance Controlling Department	Senior Managing Director (Representative Director), General Manager of Management Department

Seiji Fukukawa	Managing Director, In charge of Personal Asset Department and Operation Audit Department	Managing Director, In charge of Operation Audit Department
Kuniaki Takahashi	Managing Director, In charge of Loan Department, Loan Management Department, and Market Finance Department	Managing Director, Deputy General Manager of Management Department (in charge of Management Integration)
Tsutomu Manabe	Managing Director, In charge of Sales Branch Controlling Department, Personal Loan Department, Business Support Department, General Manager of Sales Branch Controlling Department	Managing Director, General Manager of Sales Department	-	-
Michio Yamada	Managing Director, In charge of General Planning Department and Personnel Training Department	Managing Director, General Manager of Planning Headquarters	-	-
Kunihisa Kamata	Director, General Manager of Loan Department	Managing Director, Deputy General Manager of Sales Department, General Manager of Management Strategy Department	-	-
Yoshihiro Yamakawa	Director, General Manager of Sales Headquarters, Head of Miyawakicho Sub-branch	(Same as on the left column)		-
Yoshifumi Gamo	Director, General Manager of Management Strategy Department	Director, General Manager of Loan Department		-
Shigeru Inage	Director (Part-time)	(Same as on the left column)	Representative Director and President, Kagawagin Capital Co., Ltd.
Tetsuo Fuke	Standing Corporate Auditor	(Same as on the left column)
Satoru Inoue	Standing (Outside) Corporate Auditor	(Same as on the left column)
Toshihiko Kato	Corporate Auditor	(Same as on the left column)
Yoshihiro Oka	(Outside) Corporate Auditor	(Same as on the left column)	Attorney-at-law (Representative of Oka Law Office)
Masamichi Yagi	(Outside) Corporate Auditor	(Same as on the left column)	Representative Director and President, Career Bureau Co., Ltd.
Yoshiki Matsumoto	(Position at the time of retirement) Corporate Auditor		-	Retired on June 27, 2008

(2)	Remuneration Paid to Directors and Corporate Auditors

Classification	Number of People to whom Remuneration was Paid	Remuneration (Other than remuneration) (¥ millions)
Directors	11	188 (66)
Corporate Auditors	6	35 (6)
Total	17	223 (72)

(Note 1)	The above figures are rounded to the nearest million.

(Note 2)	Remuneration paid to Directors above does not include remuneration for employee duties (¥41 million of salary and bonus) of which was paid to Directors who concurrently conduct such employee duties.

(Note 3)
Remuneration amount above includes ¥ 72 million (¥66 million for Directors, ¥6 million for Corporate Auditors) of provision of allowance for Directors and Corporate Auditors’ retirement benefits which was paid during FY 2009.

(Note 4)
The upper limit for remuneration to be paid to Directors which was resolved at the 85th ordinary general meeting of shareholders held on June 27, 1991 is ¥13 million per month (but excluding salaries for employee duties which were paid to Directors who concurrently conduct such employee duties).

(Note 5)	The upper limit for remuneration to be paid to Corporate Auditors which was resolved at the 83rd ordinary general meeting of shareholders held on June 29, 1989 is ¥3 million per month.

3.	Matters Concerning Outside Directors and Outside Corporate Auditors

(1)	Concurrent Posts Held by Outside Directors and Outside Corporate Auditors of The Kagawa Bank

Name	Concurrent Posts
Satoru Inoue (Standing Corporate Auditor)
Yoshihiro Oka (Corporate Auditor)	Attorney-at-law (Representative of Oka Law Office (oka houritsu jimusho))
Masamichi Yagi (Corporate Auditor)	Representative Director and President, Career Bureau Co., Ltd.

(2)	Principal Activities of Outside Directors and Outside Corporate Auditors

Name	Term of Office	Attendance to Meetings of the Board of Directors and the Board of Corporate Auditors	Major Activities
Satoru Inoue (Standing Corporate Auditor)	1 year 10 months	Mr. Inoue attended all 26 meetings of the Board of Directors (12 ordinary meetings and 14 extraordinary meetings), and all 12 meetings of the Board of Corporate Auditors held during FY 2009.	As a Standing Corporate Auditor, Mr. Inoue attends meetings of the Board of Directors and other important meetings and expresses his opinions as necessary by utilizing his political experience.
Yoshihiro Oka (Corporate Auditor)	5 years 10 months
Mr. Oka attended 11 meetings out of 26 meetings (12 ordinary meetings and 14 extraordinary meetings) of the Board of Directors, and 9 meetings out of 12 meetings of the Board of Corporate Auditors held during FY 2009.
Mr. Oka expresses his opinions based on his expertise as an attorney-at-law, as necessary.

Masamichi Yagi (Corporate Auditor)	2 years 10 months
Mr. Yagi attended 8 meetings out of 26 meetings (12 ordinary meetings and 14 extraordinary meetings) of the Board of Directors, and 8 meetings out of 12 meetings of the Board of Corporate Auditors held during FY 2009.
Mr. Yagi expresses his opinions from a view point as a member of the management of a company, as necessary.

(3)	Matters Concerning Limited Liability Agreements

The Kagawa Bank amended its articles of incorporation at the 100th ordinary general meeting of shareholders held on June 29, 2006 and set forth in the provisions concerning limited liability agreement of Outside Corporate Auditors.

Based on the provisions, The Kagawa Bank entered into the limited liability agreements with Outside Corporate Auditors as follows:

Name	Contents of Limited Liability Agreement
Yoshihiro Oka
The Kagawa Bank entered into a limited liability agreement with Outside Corporate Auditors to limit Outside Corporate Auditors’ liabilities for a failure to perform their duties where The Kagawa Bank suffers damage from the Outside Corporate Auditors’ failure to perform their duties.  This Agreement limits the Outside Corporate Auditors’ liabilities if Corporate Auditors performed their duties in good faith and there was no material negligence.  The maximum amount of liabilities under such contracts shall be as provided in applicable laws and regulations.

Masamichi Yagi	(same as above)

(4)	Remuneration Paid to Outside Directors and Outside Corporate Auditors

		(¥ millions)
	Number of People to whom Remuneration was Paid	Remuneration Paid by The Kagawa Bank (other than remuneration)
Total amount of remuneration	3	21 (3)

(Note 1)	The above figures are rounded to the nearest million.

(Note 2)	Remuneration amount above includes ¥3 million (¥3 million to Corporate Auditors) allocated for provision of allowance for Directors and Corporate Auditors’ bonuses which were paid during FY 2009.

4.	Matters Concerning Shares of The Kagawa Bank

(1)	Number of Shares

Total number of shares authorized to be issued:	300,000 thousand shares

Total number of shares issued and outstanding:	79,810 thousand shares (4,108 shares of treasury stock)

(2)	Number of Shareholders at the End of FY 2009

5,199 persons

(3)	Principal Shareholders

Name	Investment in The Kagawa Bank
	Number of Shares Owned (thousand shares)	Percentage of the Total Issued and Outstanding Shares (%)
The Hyakujushi Bank, Ltd.	3,699	4.88
Japan Trustee Services Bank, Ltd. (Trust Account 4G)	3,495	4.61
Nippon Meat Packers, Inc.	2,556	3.37
Japan Trustee Services Bank, Ltd. (Trust Account 4G)	2,435	3.21
The Kagawa Bank Employee Stock Ownership	2,173	2.87
Sompo Japan Insurance Inc.	1,850	2.44
The Master Trust Bank of Japan Ltd. (Trust Account)	1,714	2.26
CBNY DFA INTL SMALL CAP VALUE PORTFOLIO	1,702	2.24
Tokio Marine & Nichido Fire Insurance Co., Ltd.	1,600	2.11
Sumitomo Life Insurance Company	1,510	1.99

(Note 1)	The figures listed in “Number of Shares Owned” have been rounded to the nearest thousand.

(Note 2)	The figures listed in “Percentage of the Total Issued and Outstanding Shares” have been calculated excluding treasury stock and rounded to the nearest hundredth.

5.	Matters Concerning Stock Acquisition Rights of The Kagawa Bank

Stock Acquisition Rights Owned by Directors and Corporate Auditors of The Kagawa Bank at the End of FY 2009

(i)	Stock Acquisition Rights Issued Pursuant to Resolution of the 98th Ordinary General Meeting of Shareholders Held on June 29, 2004

Number of stock acquisition rights	10 units
Class of shares to be issued upon exercise of stock acquisition rights	Common stock of The Kagawa Bank
Number of shares to be issued upon exercise of stock acquisition rights	10,000 shares
Issue price of shares upon exercise of stock acquisition rights	¥594 per share
Period of exercise of stock acquisition rights	From July 1, 2006 to June 30, 2009
Number/title of people who hold stock acquisition rights	1 Director

(i)	Stock Acquisition Rights Issued Pursuant to Resolution of the 99th Ordinary General Meeting of Shareholders Held on June 29, 2005

Number of stock acquisition rights	10 units
Class of shares to be issued upon exercise of stock acquisition rights	Common stock of The Kagawa Bank
Number/title of shares to be issued upon exercise of stock acquisition rights	10,000 shares

Issue price of shares upon exercise of stock acquisition rights	¥704 per share
Period of exercise of stock acquisition rights	From July 1, 2007 to June 30, 2010
Number of people who hold stock acquisition rights	1 Director

6.	Accounting Auditor

(1)	Details of Accounting Auditor

Name	Remuneration Paid to Accounting Auditor During FY 2009	Others
Ernst & Young ShinNihon LLC Toshiya Ohnishi, Certified Public Accountant Tamon Tsuda, Certified Public Accountant	Remuneration to be paid by The Kagawa Bank for accounting service pursuant to Article 2, Paragraph 1 of the Certified Public Accountant Law of Japan: ¥51 million	The Kagawa Bank paid to the Accounting Auditor as compensation for support service with respect to the effectiveness of internal control for the financial reporting.

(Note 1)	The figure is rounded to the nearest million.

(Note 2)
Total amount payable by The Kagawa Bank to the Accounting Auditor represents the total amount for audit services rendered pursuant to the Companies Act of Japan and audit services rendered pursuant to the Financial Instruments and Exchange Law of Japan.  The amount listed above does not distinguish between the two services because no distinction is made as such under the agreement between The Kagawa Bank and the Accounting Auditor, and because such distinction cannot actually be made.

(Note 3)	The total amount of cash and other remuneration payable by The Kagawa Bank and its subsidiaries to the Accounting Auditor is ¥58 million.

(2)	Other Matters Concerning Accounting Auditor

Policies on Dismissal or Non-reappointment of Accounting Auditor

It is The Kagawa Bank’s policy to dismiss or reject reappointment of the Accounting Auditor pursuant to agreement and request of the Board of Corporate Auditors, in the event that the Accounting Auditor violates laws and regulations or that material questions arise on the Accounting Auditor’s continuing fulfillment of its duties.

7.	Systems to Ensure the Appropriateness of Business Operations

The Board of Directors has decided the following basic policies for the establishment of internal control system of The Kagawa Bank.

a.	System to ensure compliance with relevant laws and regulations as well as the articles of incorporation by Directors in performing their duties

•
The Board of Directors adopted the compliance declaration that, under his or her own responsibility, each individual Director and employee shall reaffirm that the compliance with laws and regulations is one of the most important goals on the agenda in The Kagawa Bank’s operations and strive to establish a compliance system that will urge each employee to endeavor voluntarily to achieve further improvement in compliance, so that The Kagawa Bank will be able to ensure sound and appropriate operation of its business.  The Kagawa Bank shall develop “The Kagawa Bank’s Compliance Manual” as the code of conduct and will strive to achieve the declaration by dissemination.

•
The Board of Directors shall develop the “Code of Ethics of Directors” that provides the code of conduct for Directors that sets forth disciplinary actions in case of violation of the code.  To establish the compliance system and to improve the perception and consciousness of compliance in The Kagawa Bank, Directors of The Kagawa Bank shall conduct actions required by the code of conduct ahead of others and disseminate them thoroughly.  Furthermore, as members of the Board of Directors, Directors shall be proactively involved in the decision on business operations and at the same time fulfill the obligations of Directors to mutually monitor the business of execution of Directors.

Directors of The Kagawa Bank shall submit to the President the consent statement to the effect that he/she will comply with the “Code of Ethics of Directors.”

•
The Board of Directors recognizes that elimination of relationships with anti-social forces, entities and associations is a material agendum contributing to the establishment of corporate ethics.  The Board of Directors shall therefore develop the “Regulations on Information Management on Anti-Social Forces,” which provide matters requiring attention during the course of the business and the requirements for the collection, accumulation and management of such information.  Furthermore, the Board of Directors shall develop the “Customer Support Manual” to thoroughly disseminate the strict responses to address any pressures guised as a consultation or claim by any anti-social forces.

•	The Board of Directors shall develop a basic plan for internal control over financial reporting.

b.	System to retain and manage information relating to performance of duties by Directors

•
The Board of Directors shall develop the “Document Management Manual” that provides for the requirements for the preparation, receiving and transmitting, processing, maintenance, storing and destruction of documents in The Kagawa Bank, thereby maintaining and managing information related to the performance of duties by Directors.

c.	Regulations and other systems related to the management of risk of loss

•
The Board of Directors shall develop the “Basic Policy for Risk Management” and “Integrated Risk Management Policy,” as well as “Regulations on Integrated Risk Management” for general risks, and ensure sound management and enhance profitability by taking necessary risks while recognizing various risks of banking and implementing appropriate risk management.

In addition, the Board of Directors shall develop manuals and structures for management methodology and systems responsive to liquidity risks, credit risks, market risks and operational risks, respectively.

Furthermore, the Board of Directors shall establish the “ALM Committee” as an organization that centrally manages each risk, and effects thorough risk management by considering adequate limit and size consummate with the characteristics of individual risks and analyzing the present status of risk conditions.

•
The Board of Directors shall develop the “Regulations on Audit” with regard to internal operational audit, which provide that an efficient and effective audit plan should be developed that considers frequency and depth of audit according to the types and size of each risk in consideration of the situation of risk management at the department being audited.

In accordance with these Regulations, the Board of Directors shall develop the “Basic Policy for Audit” and the “Audit Plan” that provide audit items to be emphasized for each annual period.  The Internal Audit Division shall conduct the audit of risk management conditions in accordance with the policy and the plan.

d.	System to ensure the efficiency of performance of duties by Directors

•
In a bid to achieve prompt decision making and business operations, the Board of Directors shall establish the “Management Council” consisting of the President and Director, Senior Managing Directors and Managing Directors as an organ to execute businesses for determining details of items which should be decided by the Board of Directors and other items to be delegated by the Board of Directors.

In addition, the Board of Directors shall develop the “Regulations on Duties and Roles” and “Regulations on Segregation of Duties” for headquarters and sales outlets so that Directors and employees can perform their duties efficiently, and shall clarify responsibility for businesses, supervision dependent on individual roles, job descriptions and the authorities and responsibilities attached to individual roles.

Furthermore, the Board of Directors shall develop “Regulations on Scope for Decision and Approval” and clarify items requiring competent approvals related to businesses under the responsibility of individual departments of the headquarters, the organization for the deliberation of any issues and doubts related thereto and the organization for required decisions and approvals.  The Board shall also clarify the scope for the lending decision and expenses disbursement authorities granted to the head of individual heads at sales outlets.

e.	System to ensure compliance with laws and regulations as well as the articles of incorporation by employees in performing their duties

•
The Board of Directors shall develop the “Kagawa Bank’s Compliance Manual” in order to establish a compliance system and improve the perception and consciousness of compliance in The Kagawa Bank and disseminate the manual thoroughly.

All Directors and employees are required to carry the “Compliance Card” which was deliberated and decided by the Compliance Committee.

•	The Board of Directors shall develop a “Compliance Program” for each year and regularly assesses the compliance measures and development of the program by monitoring the state of implementation.

•	The Board of Directors shall establish a “Compliance Committee” which discusses specific and practical matters concerning compliance of The Kagawa Bank, and holds regular meetings.

•
In order to centrally manage information about compliance, the Department of Compliance Control shall be established and a compliance manager or compliance personnel shall be appointed at each department or sales outlet.

The compliance manager or compliance personnel at each department or sales outlet shall submit a monthly report on compliance to the Department of Compliance Control.  A system shall be developed so that in case any violation, claim or any accidents concerning businesses take place, such incident will be reported to the Department of Compliance Control immediately through the registration thereof in the compliance management system (network within The Kagawa Bank).  The Department of Compliance Control shall centrally manage that information.

•
A person who detects any violation of compliance is required to report the incident to compliance personnel.  However, in case the report is difficult, a compliance hotline shall be established, so that anyone can report directly to the Department of Compliance Control.  The “Compliance Hotline Manual” that prescribes the appropriate processing of internal whistle blowing shall be developed.

•
To prevent accidents, a vacation system in which employees are permitted to take vacation for multiple days consecutively and a duty rotation system shall be implemented and the period for which one person is allowed to be engaged in a specific role shall be restricted.

•
In order to improve the perception and consciousness of compliance of Directors and employees, a column for assessment regarding compliance shall be included in the evaluation sheet and the results will be reflected in the achievement evaluation of individual employees.

f.	System to ensure the appropriateness of business operations of the Corporate Group consisting of The Kagawa Bank and its subsidiaries

•
To ensure that the internal check and balance function of decision-making and execution of operations will work properly at the subsidiaries of The Kagawa Bank, Directors and Corporate Auditors shall be appointed or a Board of Directors and Committee of Corporate Auditors and Accounting Auditor shall be appointed.  In principal, The Kagawa Bank will appoint its personnel to such roles.

•
The Kagawa Bank shall develop the “Regulations on Control of Affiliated Companies,” which provide for the basic requirements for information exchange or fundamental management issues, and strive to provide proper instructions and support.

•
Relevant competent departments of The Kagawa Bank are required to provide proper instruction to subsidiaries for establishing the compliance system and various risk exposure management systems at subsidiaries.  The Kagawa Bank shall strive to ensure the establishment of appropriate systems for The Kagawa Bank Group as a whole.

•
The Kagawa Bank’s Internal Audit Division shall regularly audit operations and management of the subsidiaries.  The Board of Directors shall receive reports from the subsidiaries and the Internal Audit Division concerning the results of the audit and improvements are made with regard to recommendations made as a result of the audit.

g.	Matters related to employees when a Corporate Auditor requests the assignment of assistants to assist in auditing

•
An assistant of a Corporate Auditor shall be appointed and assigned to the Office of Auditors.  A person to be appointed as an assistant shall be decided upon consultation with the Board of Corporate Auditors.

h.	Matters related to the independence from Directors of such employees as described in “g.”

•	An assistant of a Corporate Auditor may not be a Director or an employee of an other department, and may not receive orders from a person other than the Corporate Auditor.

•	With respect to the appointment and transfer of the abovementioned Corporate Auditor, the Board of Corporate Auditors’ opinion is to be sought and followed.

i.	System for Directors and employees to report to Corporate Auditors, and other reports to be made to Corporate Auditors

•
Directors are required to immediately report to Corporate Auditors when they detect and recognize any material noncompliance with laws and regulations and the articles of incorporation, material frauds, or any other matters that may incur significant damages to The Kagawa Bank.  Corporate Auditors may demand the responsible Directors or departments to make necessary investigations and report the results thereof to them.

•	Corporate Auditors may attend any meetings including Compliance Committee and ALM Committee meetings whenever the need arises in performing their duties.

j.	Other systems to ensure effective audit by Corporate Auditors

•	Agenda to be discussed in shareholders’ meetings with regard to the appointment of Corporate Auditors shall be discussed with the Board of Corporate Auditors in advance.

•
Representative Directors shall exchange views regularly with Corporate Auditors concerning issues to be dealt with by The Kagawa Bank, development of the environment of auditing by Corporate Auditors, material auditing issues and other matters.

Non-Consolidated Balance Sheets of The Kagawa Bank
103rd Term (As of March 31, 2009)
(¥ millions)
	Amount		Amount
(ASSETS)		(LIABILITIES)
Cash and deposits with banks	46,210	Deposit	1,132,308
Cash	23,808	Current account	36,508
Deposit	22,402	Ordinary account	382,128
Call loans	10,000	Savings account	24,980
Monetary claims bought	352	Call deposit	1,317
Trading account securities	687	Term deposit	665,314
Government bonds	687	Term reserve	11,607
Securities	213,896	Other deposit	10,450
Government bonds	72,069	Negotiable certificates of deposit	9,540
Municipal bonds	2,216	Call money	5,000
Corporate bonds	59,354	Borrowed money	5,610
Stock	16,989	Borrowed fund	5,610
Other securities	63,266	Other liabilities	8,669
Loans and bills discounted	953,296	Income tax payable	26
Discount notes	19,521	Accrued expenses payable	2,681
Loan on bill	92,235	Advance received profit	1,162
Loan on deed	784,440	Reserve for benefit compensation	18
Overdrafts	57,097	Financial derivative products	16
Foreign exchange	2,235	Securities payable	18
Deposit in foreign banks	2,058	Other liabilities	4,746
Foreign exchange collected	177	Provision for bonuses	322
Other assets	3,602	Provision for retirement benefits	1,960
Accrued revenue	1,312	Provision for directors’ retirement benefits	274
Financial derivative products	0	Provision for reimbursement of deposits	143
Account receivable for securities	15	Provision for contingent loss	99
Corporate tax receivable	569	Deferred tax liabilities for land revaluation	5,523
Other assets	1,705	Acceptances and guarantees	5,670
Tangible fixed assets	25,386	TOTAL LIABILITIES	1,175,122
Buildings	2,751	(NET ASSETS)
Land	20,260	Capital stock	12,014
Construction in progress	1,488	Capital surplus	9,339
Other tangible fixed assets	886	Capital reserve	9,339
Intangible fixed assets	2,808	Retained earnings	48,517
Software	2,761	Earned reserve	2,674
Other intangible fixed assets	46	Other retained earnings	45,842
Deferred tax assets	10,488	Advance reserve	30
Customers’ liabilities for acceptance and guarantees	5,670	Other reserve	50,116
Allowance for loan losses	(27,872)	Earned surplus carried forward	(4,304)
		Treasury stock	(2,580)
		Total Shareholders’ Equity	67,291
		Valuation difference on available-for-sale securities	(1,762)
		Deferred gains or losses on hedges	(0)
		Revaluation reserve for land	6,112
		Total Valuation and Translation Adjustments	4,349
		TOTAL NET ASSETS	71,641
TOTAL ASSETS	1,246,763	TOTAL LIABILITIES AND NET ASSETS	1,246,763

Non-Consolidated Statements of Income of The Kagawa Bank
103rd Term (From April 1, 2008 to March 31, 2009)
(¥ millions)
Amount
Ordinary income
Interest income:	26,238
Interest on loans and discounts	22,837
Interest and dividends on securities	3,205
Interest on call loans	131
Interest on receivables under resale agreements	4
Interest on deposits with banks	4
Other interest income	54
Fees and commissions	3,180
Fees on drafts received	1,042
Other income from fees and commissions	2,137
Other ordinary income	777
Gain on foreign exchange transactions	17
Gain on sale of bonds	101
Gain on redemption of bonds	73
Gain on financial derivative products	503
Other ordinary income	81
Other income	1,501
Gain on sale of stock	1,149
Other income	352
Total ordinary income	31,698
Ordinary expenses
Interest expenses:	3,528
Interest on deposits	3,441
Interest on negotiable certificates of deposit	80
Interest on call money	0
Interest on borrowings and rediscounts	6
Other interest expenses	0
Fees and commissions payments	1,711
Domestic and foreign exchange commissions paid	187
Other fees and commissions payments	1,524
Other ordinary expenses	4,909
Loss on sale of trading account securities	0
Loss on sale of bonds	505
Loss on redemption of bonds	1,047
Amortization of bonds	2,941
Other ordinary expenses	414
General and administrative expenses	17,196
Other expenses:	8,708
Provision of allowance for loan losses	7,417
Loss on sale of stock	101
Amortization of stock	724
Other	464
Total ordinary expenses	36,055
Ordinary loss	4,356
Extraordinary income
Gain on disposal of noncurrent assets	19
Recoveries of written-off claims	0
Total extraordinary income	19
Extraordinary loss
Loss on disposal of noncurrent assets	47
Impairment loss	182
Total extraordinary loss	230
Loss before income taxes and minority interests	4,566
Income tax, inhabitant tax and business tax - current	119
Income taxes - adjustment	(229)
Total income taxes	(109)
Net Loss	4,456

Non-Consolidated Statements of Changes in Shareholders’ Equity of The Kagawa Bank
103rd Term (From April 1, 2008 to March 31, 2009)

(¥ millions)
	Shareholders’ equity
	Capital stock	Capital surplus			Retained earnings					Treasury stock	Total shareholders’ equity
		Capital reserve	Other capital surplus	Total capital surplus	Earned reserve	Other retained earnings			Total retained earnings
						Advanced reserve	Other reserve	Retained earnings carried forward
Balance as of March 31, 2008	12,014	9,339	0	9,339	2,622	31	53,296	(2,673)	53,276	(2,538)	72,092
Changes of items during the period
Dividends from surplus					52			(507)	(454)		(454)
Reversal of advanced reserve						(0)		0	-
Reversal of other reserve							(3,180)	3,180	-
Net loss								(4,456)	(4,456)		(4,456)
Purchase of treasury stock										(71)	(71)
Disposal of treasury stock			(0)	(0)				(5)	(5)	30	24
Reversal of revaluation reserve for land								158	158		158
Total changes of items during the period			(0)	(0)	52	(0)	(3,180)	(1,630)	(4,758)	(41)	(4,800)
Balance as of March 31, 2009	12,014	9,339	-	9,339	2,674	30	50,116	(4,304)	48,517	(2,580)	67,291

	Valuation and translation adjustments
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Revaluation reserve for land	Total valuation and translation adjustments	Total net assets
Balance as of March 31, 2008	2,246	0	6,269	8,516	80,608
Changes of items during the period
Dividends from surplus					(454)
Net loss					(4,456)
Purchase of treasury stock					(71)
Disposal of treasury stock					24
Reversal of revaluation reserve for land					158
Net changes other than shareholders’ equity	(4,009)	(0)	(157)	(4,166)	(4,166)
Total changes of items during the period	(4,009)	(0)	(157)	(4,166)	(8,966)
Balance as of March 31, 2009	(1,762)	(0)	6,112	4,349	71,641

Notes to Non-Consolidated Financial Statements

Stated amounts are presented by disregarding fractional amounts.

Significant accounting policies

1.	Valuation basis and method for trading securities

Trading securities are valued by the mark-to-market approach (sales costs are mainly calculated by the moving average method).

2.	Valuation basis and method for securities

(1)
For the valuation of securities, bonds held to maturity have been valued at amortized cost (on a straight-line basis) by the moving average method, and shares of subsidiaries and affiliated companies have been valued at cost by the moving average method.  For other securities, those which have market values have been valued at the prices as of the accounts settlement date by the mark-to-market approach (sales costs are mainly calculated by the moving average method) and those without any market values have been valued at cost or amortized cost by the moving average approach.  All the gains and losses on the valuation of other securities have been directly credited to the net assets.

3.	Valuation basis and method for derivatives trading

Any derivatives trading has been valued by the mark-to-market approach.

4.	Depreciation method of fixed assets

(1)	Property, plant and equipment (excluding assets under lease)

Property, plant and equipment has been depreciated on a diminishing balance basis, except for any building (excluding any affixes) acquired on April 1, 1998 or thereafter, which has been depreciated on a straight-line basis.

The main useful lives are as follows:

Buildings: From 17 years to 50 years
Other assets: From 5 years to 20 years

(2)	Intangible fixed assets (excluding assets under lease)

Intangible fixed assets have been depreciated and amortized on a straight-line basis.  Any software for The Kagawa Bank’s own use has been amortized based on the useful period in The Kagawa Bank (5 years).

5.	Basis for translating assets and liabilities in foreign currencies into Japanese yen

Any assets and liabilities in foreign currencies have been stated at the Japanese yen amount derived by applying the closing foreign exchange rate.

6.	Basis for recognition of provisions

(1)	Provisions for bad debts

Provisions for bad debt have been recognized in accordance with the standards pre-determined for amortization and provision.

With respect to the receivables recognized as receivables from borrowers in sound business conditions (“Borrowers in Sound Business Conditions”) and receivables from borrowers at risk of bankruptcy (“Borrowers at Risk of Bankruptcy”) as provided for in the “Guidelines pertaining to the Audit of Asset Self-Inspection, Bad-Debt Charge-Offs and Bad-Debt Reserves of Banks and other Financial Institutions” (JICPA Banks and other Institutions Audit Special Committee Report No. 4), we have divided the debts into separate categories and they have been recognized based on the historical loss experience determined from the various bad debt experiences over past certain periods.  With respect to receivables from borrowers likely to become bankrupt (“Borrowers Likely to Become Bankrupt”), we have deducted any possible disposal amount for collaterals and expected recoverable amounts under financial guarantees from the receivables and set aside the balances which should be recognized as necessary.  With respect to the debts of receivables from bankrupt borrowers (“Bankrupt Borrowers”) and virtually bankrupt borrowers (“Virtually Bankrupt Borrowers”), we have deducted any possible disposal amount for collaterals and expected recoverable amounts under financial guarantees from the receivables and set this aside.

All the receivables have been assessed in accordance with The Kagawa Bank’s own assessment criteria with the cooperation of sales-related departments.  After carrying out these assessments, we had the relevant asset audit departments audit the assessment results.  Finally, the above provisions have been recognized based on these assessment results.

(2)	Provisions for bonuses for employees

The provisions for bonuses, which is the amount attributable to the current fiscal year of expected bonus payments to employees, have been recognized for the payment of bonuses to employees.

(3)	Provisions for retirement benefits

Necessary amounts for the payment of retirement benefits to employees have been recognized based on the retirement benefit liabilities and the expected value of pension plan assets at the current fiscal year end.  The following accounting method is applied to expenses for charging the liabilities for past services and actuarial differences:

Past service liabilities:	amounts shall be derived from applying the straight-line basis over a certain period (10 years) falling under the average remaining service period for the employees.

Actuarial differences:
amounts shall be determined by equally dividing the differences for the average remaining service periods for employees for the current period on a straight-line basis over 10 years and charged to the expenses from the year following the year of incurrence.

(4)	Provisions for retirement bonuses to Directors

The provisions for retirement bonuses to Directors have been recognized in order to pay the retirement bonuses at the amounts which are deemed to have been incurred as of the end of the current fiscal year, from among the expected amounts to be paid as retirement bonuses to Directors.

(5)	Provisions for loss on repayment of dormant deposits

The provisions for loss on repayment of dormant deposits have been recognized, based on historical experience, in order to meet any future repayment demands from depositors whose dormant deposits recorded a profit.

(6)	Provisions for contingent losses

The provisions for contingent losses have been recognized used to meet future payments of charges of credit guarantee associations.

7.	Accounting for lease transactions

Finance lease transactions other than those involving transfer of ownership with commencement dates preceding April 1, 2008 have been accounted for in accordance with the treatment applied to normal rental transactions.

8.	Hedge accounting method

Hedges of foreign exchange fluctuation risks

Hedges against foreign exchange fluctuation risks arising from assets and liabilities in foreign currencies have been accounted for by the treatment applied to deferred hedges provided in the “Treatment of Accounting and Auditing for Foreign Currency Transactions in the Banking Industry” (JICPA Industry Audit Committee Report No. 25).  Currency swap transactions and foreign exchange swap transactions have been designated as hedging instruments to eliminate foreign exchange fluctuation risks on monetary receivables and payables in foreign currencies, and we have assessed the effectiveness of the hedge relationships by confirming that there have been foreign currency positions of hedging instruments which match the monetary receivables and payables as hedged items.

9.	Accounting for consumption taxes and other similar taxes

Consumption taxes and local consumption taxes (hereinafter referred to as the “Consumption Taxes”) have been accounted for on a tax-excluded basis.  However, Consumption Taxes on property, plant and equipment which have not been qualified for tax deduction have been charged to expenses for the current fiscal year.

Changes in accounting policies

(Accounting for lease transactions)

In the past, finance lease transactions other than those involving transfer of ownership used to be accounted for in accordance with rental transactions.  From 2008, however, we have begun applying the accounting standards and application guidelines according to the “Accounting Standard for Lease Transactions” (ASBJ Standards No.13 dated March 30, 2007) and “ASBJ Guidance for Accounting for Lease Transactions” (ASBJ Guidance No. 16 dated March 30, 2007) effective on and after April 1, 2008.

With respect to the aforementioned transaction, the depreciation method for lease transaction assets applies the straight-line method using the lease period as the useful life of the asset and a residual value of zero.

These changes have had no impact on recorded assets, losses, ordinary losses or pretax net losses for the period.

Additional Information

(Amendments to other calculation methods pertaining to other securities)

With respect to the market value of variable interest rate government bonds, we were using the market price on the balance sheet.  However, based on review of the recent market situation, we found that there are not many actual sales of these bonds.  Therefore, we have determined that the situation is such that the market price should not be the current price and with respect to the end of the current fiscal year, we have included a rationally calculated price on the balance sheet.  As a result of this, as compared to when the market price was listed on the balance sheet, “securities” have increased by ¥818 million, “deferred tax assets” decreased by ¥330 million and “valuation differences on other securities” increased by ¥487 million.

The rationally calculated price of variable interest rate government bonds was calculated based on a discounted estimated yield rate of the future cash-flow of government bonds, and the yield rate of the government bonds and the volatility of the interest Swaptions were the main price decision variables.

Notes:

(Relating to balance sheet)

1.	Total value of shares (and investments) of affiliated companies: ¥268 million

2.
Of the loans and bills discounted, receivables from Bankrupt Borrowers total ¥12,724 million and the amount of delinquent receivables totals ¥38,353 million.  Receivables from Bankrupt Borrowers relate to the loans and bills discounted subject to any events mentioned in (i) to (v) of Article 96, Paragraph 1, Item 3 of the Order for Enforcement of Corporate Tax Act of Japan (Cabinet Order No. 97 of 1965) or any events mentioned in Item 4 of the same paragraph, from among the loans and bills discounted on which no accrued interests have been recognized (excluding any portion which has been written off; hereinafter referred to as the “Loans and Bills Discounted without Accrued Interest Recognized”).

Delinquent receivables relate to any Loans and Bills Discounted without Accrued Interest Recognized, and to any loans and bills discounted other than receivables from Bankrupt Borrowers or loans and bills discounted for which interest payments have been deferred for the purpose of managerial rehabilitation or the support of debtors.

3.	Of the loans and bills discounted, the receivables which have been delinquent for 3 months or more are ¥257 million.

Receivables which have been delinquent for 3 months or more mean any loans and bills discounted of which the payment of principal or interest has been delayed for 3 months or more from the date following the contractual payment date, and loans and bills discounted that fail to meet the definitions of receivables from Bankrupt Borrowers or receivables which have been delinquent for 3 months or more.

4.	Of the loans and bills discounted, the renegotiated receivables total ¥5,873 million.

Renegotiated receivables mean loans and bills discounted for which any arrangements favorable to debtors have been entered into, including the exemption or reduction of interest, any moratorium on interest payment, any moratorium on principal payment, and the exemption or reduction of receivables, and any loans and bills discounted which fails to meet the definitions of receivables from Bankrupt Borrowers, or receivables which have been delinquent for 3 months or more.

5.	The total amount of the receivables from Bankrupt Borrowers, receivables which have been delinquent for 3 months or more, and renegotiated receivables stands at ¥57,209 million.

The amounts stated in 2. to 5. above are the amounts before the deduction of provisions for bad debts.

6.
Bills and notes discounted have been accounted for as financial transactions in accordance with JICPA Industry Audit Committee Report No. 24.  Under these rules, The Kagawa Bank may freely dispose of either by sale or by pledge (re-pledge) any commercial bills or notes accepted through such financial transactions.  The face value of such bills and notes is ¥19,521 million.

7.	Pledged assets are as follows:

Pledged assets
Securities:  ¥5,211 million

Debts corresponding to pledged assets
(call money):  ¥5,000 million

In addition to the above, securities valued at ¥49,225 million have been deposited as substitution for collateral for revenue agency transactions or as future trading guarantees.  Guarantee money included in other assets is ¥147 million.

8.
Overdraft arrangements and commitment line arrangements related to loans and bills discounted mean any agreements under which The Kagawa Bank promises to lend money up to a certain level when a customer applies for a loan extension, with the stipulation that there has been no breach of the terms and conditions provided in the arrangement.  The undisbursed amounts related to the arrangements stand at ¥57,780 million.  The master arrangements with terms of one year or less (or any arrangement which can voluntarily be terminated at any discretional time) represents ¥57,780 million.

As many of these arrangements may expire without any disbursement of loans, the undisbursed balances of the arrangements may not always have an impact on the future cash flows of The Kagawa Bank.  Many of these arrangements have provisions which entitle The Kagawa Bank to reject a loan application or reduce the maximum facility line for the arrangements when there are events such as changes in financial position and preservations of receivables.  When entering into an arrangement, The Kagawa Bank may demand collateral in the form of real estate or securities, if necessary, and after entering into the arrangement, The Kagawa Bank may monitor the business conditions of the customer, based on pre-determined internal procedures of The Kagawa Bank, revise the arrangement and implement any measures to preserve the loans, if necessary.

9.
In accordance with the Act on Revaluation of Land of Japan (the “Revaluation of Land Act”) (Law No. 34 promulgated on March 31, 1998), we revalued the land for business purposes, recognized the amount equivalent to taxes on the revaluation differences as “deferred tax liabilities for land revaluation” in liabilities, and recognized the amount less the revaluation differences as “differences on the revaluation of the land in the net assets.”

Year, month, and date of revaluation: March 31, 1998

Method of revaluation prescribed in Article 3, Paragraph 3 of the Revaluation of Land Act:

The land was revalued at the price with assessed tax on the land price prescribed in Article 2, Item 4 of the Order for Enforcement of the Act on Revaluation of Land (Cabinet Order No. 119 promulgated on March 31, 1998) (after making a reasonable adjustments (including depth values, time, adjacent property sales case studies) based on the assessed taxes on properties with respect to the land for The Kagawa Bank’s own boarding houses or company).

Differences between the total of market values at the fiscal year end for the land for business purpose revalued pursuant to Article 10 of the Revaluation of Land Act and the total book values after the revaluation of the land for business purpose:  ¥12,215 million

10.	Accumulated depreciation of property, plant and equipment: ¥11,684 million

The total amount of accumulated depreciation includes depreciated losses.

11.	Advanced depreciation amount of property, plant and equipment: ¥4,672 million

12.
Of the corporate bonds included in “Securities,” the amount guaranteed by The Kagawa Bank to the corporate bonds issued through private placements (Article 2, Paragraph 3 of the Financial Instruments and Exchange Law) is ¥8,015 million.

13.	Net assets per share: ¥946.35

14.
Certain equipments for business purposes, including some electronic computers and fixed assets on the balance sheet, have been used under finance leases other than those involving transfer of ownership.

15.	Total monetary receivables from affiliated companies: ¥6,963 million

16.	Total monetary payables to affiliated companies: ¥2,270 million

17.	The distribution of surplus has been restricted under Article 18 of the Banking Act of Japan (the “Banking Act”).

When conducting the distribution of surplus, despite the provision in Article 445, Item 4 of the Companies Act (Capital Amount and Reserve Amount), we are supposed to record the amount reached by multiplying the dividend by one fifth (1/5) of the value of the dividend as capital reserve or profit reserve.  However, for this fiscal year, the amount necessary to reach the capital amount will be recognized, taking into account that the value of reserve is expected to reach the capital amount.

The recorded profit reserve amount for this fiscal year pertaining to the distribution of surplus is ¥7 million.

18.
The Kagawa Bank has determined that the last day of the fiscal year starting April 1, 2008, shall be the final day of the fiscal year as prescribed in Article 2, Item 4 of the Companies Act, and thereafter, the consolidated dividend restrictions as prescribed in Article 158, Item 4 of the Company Accounting Regulations will apply.

(Relating to the income statement)

1.	Income generated from transactions with affiliated companies

Aggregate income arising from fund management transactions:  ¥118 million
Aggregate income arising from service transactions:  ¥36 million
Aggregate income from other transactions:  ¥23 million

Expenses incurred from transactions with affiliated companies

Aggregate expenses incurred from funding transactions:  ¥3 million
Aggregate expenses incurred from service transactions:  ¥584 million
Aggregate expenses incurred from other transactions:  ¥1,189 million

2.	The current net loss per share: ¥58.84

3.
For the current fiscal year, The Kagawa Bank, with respect to the following groups, due to the continuous decline in the value of land and other factors, the book values of these groups have been recorded as recoverable amounts and the relevant amounts of ¥182 million have been recognized as impairment losses in extraordinary loss.

			(¥ millions)
Location	Main Use	Class	Impairment Losses
Kagawa Prefecture	4 Outlets	Land	129
		Buildings	22
		Other property, plant and equipment	23
Outside Kagawa Prefecture	4 Outlets	Land	2
		Buildings	3
		Other property, plant and equipment	1
Total			182

The method of asset grouping uses the minimum business outlet unit of grouping available in management accounting (however, outlets using the “group area system” have been grouped in that area).

The recoverable value of the assets has been measured at the net sales value and assessed in accordance with the “Real Estate Appraisal Standards” (Ministry of Land, Infrastructure, Transport and Tourism, July 3, 2002).

4.	Transactions with concerned parties

Company Name	Address	Capital Stock (¥ millions)	Business Description	Percentage of Voting Rights Held	Relationships with Concerned Parties	Transacted Amounts (¥ millions)	Transaction Details	Balance at end of FY
Kagawagin Lease Co., Ltd.	Takamatsu-shi, Kagawa Prefecture	100	Lease services	6.8%	• Concurrent duties as directors (4 people) • Warranty on loans & discounts • Finance debt-credit deposit transactions • Lease transactions	Guarantee payment: 584 Receipt of subrogation payment: 502	Guarantor for loans extended by The Kagawa Bank	Balance of loan guarantee :11,982

Trading terms or policies decided regarding trading terms etc.

As a guarantor company, Kagawagin Lease Co., Ltd. rationally judges the repayment ability of each debtor according to the guarantee rate of each product and approves or disapproves the guarantee.

(Relating to the statement of changes in shareholders’ equity)

1.	Matters related to the classes of treasury shares and the number thereof

(In thousand shares)
	Previous fiscal year end	Increase in the current year	Decrease in the current year	Current fiscal year end	Remarks
Treasury stocks
Common shares	4,021	134	47	4,108	Note 1
Total	4,021	134	47	4,108

(Note 1)
The number of treasury common shares increased by 134,651 shares due to the purchase of shares in the number composing one trading unit.  The decrease by 47,799 shares is due to the further purchase of shares in the number composing one trading unit.

(Relating to securities)

“Trading account securities” are included, in addition to “government bonds,” “municipal government bonds,” “short-term debentures,” “corporate bonds,” “shares” and “other securities” included in the balance sheet.

1.	Securities held for trading purpose (as of March 31, 2009)	(¥ millions)
	Amount in the Balance Sheet	Valuation Differences included in the Income for the Current Fiscal Year
Trading account securities	687	15

2.	Bonds held to maturity with market value (as of March 31, 2009)
(¥ millions)
	Amount in the Balance Sheet	Market Value	Differences	Gains	Losses
Government bonds	1,006	1,170	164	164	-
Municipal bonds	-	-	-	-	-
Short-term debentures	-	-	-	-	-
Corporate bonds	-	-	-	-	-
Others	-	-	-	-	-
Foreign bonds	-	-	-	-	-

Others	3,528	3,250	(277)	14	292
Total	4,534	4,421	(113)	178	292

(Note 1)	Market values are determined based on the market prices at the current fiscal year end.

(Note 2)	“Gain” and “loss” represent the composition of the differences.

3.	Other securities with market values (as of March 31, 2009)
(¥ millions)
	Acquisition Cost	Amount in the Balance Sheet	Valuation Differences	Gains	Losses
Shares	14,779	16,161	1,382	2,423	1,040
Bonds	123,079	124,319	1,239	1,755	515
Government bonds	69,917	71,063	1,145	1,231	85
Municipal bonds	2,225	2,216	(9)	-	9
Short-term debentures	-	-	-	-	-
Corporate bonds	50,935	51,039	103	523	420
Others	65,337	59,737	(5,599)	134	5,734
Foreign bonds	36,985	34,532	(2,453)	35	2,488
Others	28,352	25,205	(3,146)	99	3,246
Total	203,196	200,218	(2,977)	4,313	7,290

(Note 1)	The values included in the balance sheet have been determined at the market values on the market prices at the end of the current fiscal year.

(Note 2)	“Gain” and “loss” represent the composition of the differences.

(Note 3)
Among other securities with market values, those with market values that have significantly declined relative to their acquisition costs and are not expected to recover to the level of their acquisition cost have been recognized at the market value in the balance sheet, and their valuation differences have been accounted for as loss for the current fiscal year (hereinafter referred to as the “Impairment Treatment”.)

The amount subject to the Impairment Treatment for the current fiscal year is ¥3,666 million (out of which, ¥724 million is for shares and ¥2,941 million is for other securities.)

With regard to the criteria for determining that the market values have “significantly declined”: When the market values at the year end have declined by 50% or more compared to the acquisition cost, we will conduct the Impairment Treatment; when the market values have declined within the range of 50% to 70%, our determination as to whether they have been impaired will be based on considerations of the financial conditions of the issuer.

(Additional Information)

With respect to the current price of variable interest rate government bonds, we were using the market price on the balance sheet, however, based on review of the recent market situation, we found that there are not many actual sales of these bonds.  Therefore, we have determined that the situation is such that the market price should not be the current price and with respect to the end of the current fiscal year, we have included a rationally calculated price on the balance sheet.  As a result of this, as compared to when the market price was listed on the balance sheet, “securities” have increased by ¥818 million, “deferred tax assets” decreased by ¥330 million and “valuation differences on other securities” increased by ¥487 million.

The rationally calculated price of variable interest rate government bonds was calculated based on a discounted estimated yield rate of the future cash-flow of government bonds, and the yield rate of the government bonds and the volatility of the interest Swaptions were the main price decision variables.

4.	Other securities sold during the current fiscal year (from April 1, 2008 to March 31, 2009)

(¥ millions)
	Sales amount	Total gains on sales	Total losses on sales
Other securities	4,479	1,189	559

5.	Nature of major securities without market values and the values as included in the balance sheet (as of March 31, 2009)
(¥ millions)
Amount
Held-to-maturity bonds Business bonds	8,315
Subsidiaries Subsidiaries	21
Other securities Non-listed shares	805

6.	Other securities with maturities and expected redemption amounts of bonds held to maturity (as of March 31, 2009)
(¥ millions)
	Less than 1 year	Over 1 year Less than 5 years	Over 5 years Less than 10 years	Over 10 years
Bonds	14,722	57,296	54,032	7,588
Government bonds	3,781	24,490	36,209	7,588
Municipal bonds	895	-	1,321	-
Short-term debentures	-	-	-	-
Corporate bonds	10,045	32,805	16,502	-
Others	3,298	16,884	10,739	18,881
Foreign bonds	3,172	8,467	7,424	18,881
Others	125	8,416	3,315	-
Total	18,020	74,180	64,772	26,469

(Relating to tax effect accounting)

Major sources giving rise to the deferred tax assets and deferred tax liabilities are as follows:
(¥ millions)
Deferred tax assets:
Provisions for bad debts	9,450
Provisions for retirement benefits	792
Impairments of securities	1,650
Excess depreciation	170
Unused losses carry-forward of	300
Valuation differences on other securities	1,214
Other	1,274
Sub-total deferred tax assets	14,853
Valuation allowances	(4,318)
Total deferred tax assets	10,535
Deferred tax liabilities:
Fixed asset reserves	20
Accrued business taxes	26
Total deferred tax assets	47
Net deferred tax assets	10,488

Consolidated Balance Sheets of The Kagawa Bank
(As of March 31, 2009)

(¥ millions)
	Amount		Amount
(ASSETS)		(LIABILITIES)
Cash and deposits with banks	46,325	Deposit	1,130,129
Call loans	10,000	Negotiable certificates of deposit	9,540
Monetary claim bought	352	Call money	5,000
Trading account securities	687	Borrowed money	13,132
Securities	214,603	Other liabilities	12,958
Loans and bills discounted	948,554	Provision for bonuses	346
Foreign exchange	2,235	Provision for retirement benefits	1,969
Lease receivables and lease investment assets	10,181	Provision for directors’ retirement benefits	275
Other assets	10,017	Provision for reimbursement of deposits	143
Tangible fixed assets	26,081	Provision for contingent loss	99
Buildings	2,752	Provision for loss on interest return	39
Land	20,260	Deferred tax liabilities	2
Construction in progress	1,488	Deferred tax liabilities for land revaluation	5,523
Other tangible fixed assets	1,579	Acceptances and guarantees	5,670
Intangible fixed assets	2,810	TOTAL LIABILITIES	1,184,830
Software	2,762	(NET ASSETS)
Other intangible fixed assets	48	Capital stock	12,014
Deferred tax assets	11,142	Capital surplus	9,339
Customers’ liabilities for acceptance and guarantees	5,670	Retained earnings	48,907
Allowance for loan losses	(30,108)	Treasury stock	(2,580)
		Total Shareholders’ Equity	67,681
		Valuation difference on available-for-sale securities	(1,762)
		Deferred gains or losses on hedges	(0)
		Revaluation reserve for land	6,112
		Total Valuation and Translation Adjustments	4,350
		Minority interest	1,693
		TOTAL NET ASSETS	73,726
TOTAL ASSETS	1,258,556	TOTAL LIABILITIES AND NET ASSETS	1,258,556

Consolidated Statements of Income of The Kagawa Bank
(From April 1, 2008 to March 31, 2009)

(¥ millions)
Amount
Ordinary income
Interest income:	26,302
Interest on loans and discounts	22,901
Interest and dividends on securities	3,205
Interest on call loans	131
Interest on receivables under resale agreements	4
Interest on deposits with banks	4
Other interest income	54
Fees and commissions	3,530
Other ordinary income	8,051
Other income	1,580
Total ordinary income	39,465
Ordinary expenses
Interest expenses:	3,683
Interest on deposits	3,438
Interest on negotiable certificates of deposit	80
Interest on call money	0
Interest on borrowings and rediscounts	164
Other interest expenses	0
Fees and commissions payments	1,193
Other ordinary expenses	11,853
General and administrative expenses	17,393
Other expenses:	9,787
Provision of allowance for loan losses	8,288
Other	1,498
Total ordinary expenses	43,911
Ordinary loss	4,446
Extraordinary income
Gain on disposal of noncurrent assets	19
Recoveries of written-off claims	0
Total extraordinary income	19
Extraordinary loss
Loss on disposal of noncurrent assets	47
Impairment loss	182
Total extraordinary loss	230
Loss before income taxes and minority interests	4,657
Income tax, inhabitant tax and business tax - current	227
Income taxes - adjustment	(321)
Total income taxes	(94)
Minority interests in loss	122
Net Loss	4,440

Consolidated Statements of Changes in Shareholders’ Equity of The Kagawa Bank
(From April 1, 2008 to March 31, 2009)

(¥ millions)
	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance as of March 31, 2008	12,014	9,340	53,649	(2,538)	72,466
Changes of items during the period
Dividends from surplus			(454)		(454)
Net loss			(4,440)		(4,440)
Purchase of treasury stock				(71)	(71)
Disposal of treasury stock		(0)	(5)	30	24
Reversal of revaluation reserve for land			158		158
Total changes of items during the period		(0)	(4,742)	(41)	(4,784)
Balance as of March 31, 2009	12,014	9,339	48,907	(2,580)	67,681

	Valuation and translation adjustments
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Revaluation reserve for land	Total valuation and translation adjustments	Minority interests	Total net assets
Balance as of March 31, 2008	2,248	0	6,269	8,517	1,832	82,816
Changes of items during the period
Dividends from surplus						(454)
Net loss						(4,440)
Purchase of treasury stock						(71)
Disposal of treasury stock						24
Reversal of revaluation reserve for land						158
Net changes other than shareholders’ equity	(4,010)	(0)	(157)	(4,167)	(138)	(4,306)
Total changes of items during the period	(4,010)	(0)	(157)	(4,167)	(138)	(9,090)
Balance as of March 31, 2009	(1,762)	(0)	6,112	4,350	1,693	73,726

Notes to Consolidated Financial Statements

Stated amounts in yen are rounded to the nearest million.

Policies for preparing consolidated statements

The definitions of subsidiaries and affiliated companies are in accordance with Article 2, Paragraph 8 of the Banking Act and Article 4-2 of the Order for Enforcement of the Banking Act.

(1)	Matters related to the scope of consolidation

a.	Subsidiaries subject to consolidation:	5 companies

Company names:	Kagawagin Lease Co., Ltd.
Kagawa Business Service Co., Ltd.
Kagawagin Computer Services Co., Ltd.
Kagawagin Card Co., Ltd.
Kagawagin Capital Co., Ltd.

b.	Subsidiaries not qualified for consolidation:	2 companies

Investment business Olive 1 (LLP)
Gennai Spirit 1 investment business (LLP)

The non-consolidated subsidiaries and subsidiary entities are excluded from the scope of the consolidation because it was determined that the exclusion of their assets, operating profit and net profit for the period (corresponding to their equity value) from the scope of the consolidation would not have a significant effect on the financial status or operating results of the Corporate Group.

(2)	Matters related to the application of equity accounting

a.	Non-consolidated subsidiaries or subsidiary entities for equity accounting to be applied to

N/A

b.	Related corporate entities for equity accounting to be applied to

N/A

c.	Non-consolidated subsidiaries or subsidiary entities for equity accounting not to be applied to: 2 companies

Investment business Olive 1 (LLP)
Gennai Spirit 1 investment business (LLP)

d.	Related corporate entities for equity accounting not to be applied to

N/A

The non-consolidated subsidiaries and subsidiary entities to which equity accounting is not being applied are being excluded from the application of equity accounting because it was determined that in terms of their net profits and losses for the period (corresponding to their equity value), excluding them from the application of equity accounting would not have a significant effect on the consolidated financial statements.

(3)	Matters related to fiscal years, etc. of consolidated subsidiaries

The accounts closing dates of consolidated subsidiaries are as follows:

March 31 of each year:	5 companies

(4)
Matters related to the valuation of assets and liabilities of consolidated subsidiaries
The full mark-to-market approach has been applied to the valuation of assets and liabilities of consolidated subsidiaries.

(5)	Matters related to the amortization of goodwill and negative goodwill

Any goodwill will be fully amortized if incurred.

Matters related to standards for accounting treatment

(1)	Valuation basis and method for trading account securities

Trading account securities are valued by the mark-to-market approach (sales costs are mainly calculated by the moving average method).

(2)	Valuation basis and method for securities

For the valuation of securities, bonds held to maturity have been valued at amortized cost (on a straight-line basis) by the moving average method.  For other securities, those which have market values have been valued at the market prices as of the consolidated accounts settlement date (sales costs are mainly calculated by the moving average method) and those without market value have been valued at cost or at amortized cost by the moving average approach.  All the gains and losses on the valuation of other securities have been directly credited to the net assets.

(3)	Valuation basis and method for derivatives trading

Derivatives trading is valued at the market value.

(4)	Depreciation method of fixed assets

a.	Property, plant and equipment (excluding assets under lease)

Property, plant and equipment has been depreciated on a diminishing balance basis, except for any building (excluding any affixes) acquired on April 1, 1998 or thereafter, which has been depreciated on a straight-line basis.

The main useful lives are as follows:

Buildings:      From 17 years to 50 years
Other assets:   From 5 years to 20 years

The property, plant and equipment of subsidiaries to be consolidated have been depreciated primarily on a diminishing balance basis based on the estimated useful life of the asset item.

b.	Intangible fixed assets (excluding assets under lease)

Intangible fixed assets have been depreciated and amortized on a straight-line basis.  Any software for The Kagawa Bank’s own use has been amortized based on the useful period in The Kagawa Bank (primarily 5 years).

(5)	Basis for recognition of provisions

Provisions for bad debt of The Kagawa Bank have been recognized, as specified below, in accordance with the standards pre-determined for amortization and provision.

With respect to the receivables recognized as receivables from Borrowers in Sound Business Conditions and receivables from Borrowers at Risk of Bankruptcy as provided for in the “Guidelines pertaining to the Audit of Asset Self-Inspection, Bad-Debt Charge-Offs and Bad-Debt Reserves of Banks and other Financial Institutions” (JICPA Banks and other Institutions Audit Special Committee Report No. 4), we have divided the debts into separate categories and they have been recognized based on the historical loss experience determined from the various bad debt experiences over past certain periods.  With respect to receivables from Borrowers Likely to Become Bankrupt, we have deducted any possible disposal amount for collaterals and expected recoverable amounts under financial guarantees from the receivables and set aside the balances which should be recognized as necessary.  With respect to the debts of receivables from Bankrupt Borrowers and Virtually Bankrupt Borrowers, we have deducted any possible disposal amount for collaterals and expected recoverable amounts under financial guarantees from the receivables and set this aside.

All the receivables have been assessed in accordance with The Kagawa Bank’s own assessment criteria with the cooperation of sales-related departments.  After conducting these assessments, we had the relevant asset audit departments audit the assessment results.  Finally, the above provisions have been recognized based on these assessment results.

For provisions for bad debts at subsidiaries to be consolidated, in the case of general receivables, any necessary amount has been recognized as provisions for bad debts in consideration of historical loss experiences and in the case of specific receivables such as doubtful receivables, the estimated unrecoverable amount has been recognized as provisions for bad debts in consideration of recoverability of individual cases over past certain periods.

(6)	Basis for recognition of provisions for bonuses for employees

The provisions for bonuses for employees have been recognized as prepared for the payment of bonuses, and the amount attributable to the current consolidated fiscal year of expected bonus payments has been recognized.

(7)	Basis for recognition of provisions for retirement benefits

Necessary amounts for the payment of retirement benefits to employees have been recognized based on the retirement benefit liabilities and the expected value of pension plan assets at the current consolidated fiscal year end.  The following accounting method is applied to express for charging the liabilities for past services and actuarial differences:

Past service liabilities:	amounts shall be derived from applying the straight-line basis over a certain period (10 years) falling under the average remaining service period for the employees.

Actuarial differences:
amounts shall be determined by equally dividing the differences for the average remaining service periods for employees for the current period on a straight-line basis over 10 years and charged to the expenses from the year following the year of incurrence.

(8)	Basis for recognition of provisions for retirement bonuses for Directors

The provisions for retirement bonuses for Directors have been recognized to pay the retirement bonuses at the amounts which are deemed to have been incurred as of the end of the current fiscal year, from among the expected amounts of the retirement bonuses for Directors.

(9)	Basis for recognition of provisions for loss on repayment of dormant deposits

The provisions for loss on repayment of dormant deposits have been recognized, based on historical experience used to meet any future repayment demands from depositors whose dormant deposits recorded a profit.

(10)	Basis for recognition of provisions for contingent losses

The provisions for contingent losses have been recognized used to meet future payments of charges of credit guarantee associations.

(11)
Basis for recognition of provisions for loss on interest return The provisions for loss on interest return for this fiscal year end have been recognized in order to prepare for future loss on interest return.

(12)	Basis for translation of assets and liabilities in foreign currencies

The assets and liabilities in foreign currencies of The Kagawa Bank have been presented in the values translated into Japanese yen primarily using the closing rate on the consolidated accounts settlement date.

(13)	Accounting for lease transactions

Finance lease transactions other than those involving transfer of ownership of The Kagawa Bank and its consolidated subsidiaries, with commencement dates preceding April 1, 2008 have been accounted for in accordance with the treatment applied to normal rental transactions.

(14)	Method of significant hedge accounting

Hedges of foreign exchange fluctuation risks

Hedges against foreign exchange fluctuation risks arising from assets and liabilities in foreign currencies have been accounted for by the treatment applied to deferred hedges provided in the “Treatment of Accounting and Auditing for Foreign Currency Transactions in the Banking Industry” (JICPA Industry Audit Committee Report No. 25).  Currency swap transactions and foreign exchange swap transactions have been designated as hedging instruments to eliminate foreign exchange fluctuation risks on monetary receivables and payables in foreign currencies, and we have assessed the effectiveness of the hedge relationships by confirming that there have been foreign currency positions of hedging instruments which match the monetary receivables and payables as hedged items.

(15)	Accounting for consumption taxes and other similar taxes

Consumption taxes and local consumption taxes (hereinafter referred to as the “Consumption Taxes”) have been accounted for on a tax-excluded basis.

Changes in significant items fundamental to the preparation of consolidated statements

(Accounting for lease transactions)

In the past, finance lease transactions other than those involving transfer of ownership used to be accounted for in accordance with rental transactions.  From 2008, however, we have begun applying the accounting standards and application guidelines according to the “Accounting Standard for Lease Transactions” (ASBJ Standards No. 13 dated March 30, 2007) and “ASBJ Guidance for Accounting for Lease Transactions” (ASBJ Guidance No. 16 dated March 30, 2007) effective on and after April 1, 2008.

(Tenant)

With respect to the aforementioned lease transaction, the depreciation method for lease transaction assets applies the straight-line method using the lease period as the useful life of the asset and a residual value of zero.

These changes have had no impact on recorded assets, losses, ordinary losses or losses before income taxes and minority interests for the period.

Finance lease transactions commencing prior to April 1, 2008 belonging in a consolidated fiscal year with ownership rights not subject to transfer are handled using standard accounting treatment used in lease transactions.

(Lessor)

With respect to finance lease transactions commencing prior to April 1, 2008 belonging in a consolidated fiscal year with ownership rights not subject to transfer, the appropriate book-value of fixed assets (after deducting accumulated depreciation) at the end of the 2007 consolidated fiscal year is recorded as the lease investment asset value for the beginning of the period.  In addition, with respect to the abovementioned lease investment assets, for the period remaining after the same accounting standards are applied, the equivalent amount of interest has been allocated to each period within the lease period.

As a result, in comparison to the methods previously used, ordinary losses and losses before income taxes and minority interests for this consolidated fiscal period increased by ¥262 million.

Additional Information

(Amendments to other calculation methods pertaining to other securities)

With respect to the market value of variable interest rate government bonds, we were using the market price on the balance sheet.  However, based on review of the recent market situation, we found that there are not many actual sales of these bonds.  Therefore, we have determined that the situation is such that the market price should not be the current price and with respect to the end of the current fiscal year, we have included a rationally calculated price on the balance sheet.  As a result of this, as compared to when the market price was listed on the balance sheet, “securities” have increased by ¥818 million, “deferred tax assets” decreased by ¥330 million and “valuation differences on other securities” increased by ¥487 million.

The rationally calculated price of variable interest rate government bonds was calculated based on a discounted estimated yield rate of the future cash-flow of government bonds, and the yield rate of the government bonds and the volatility of the interest Swaptions were the main price decision variables.

Notes:

(Relating to consolidated balance sheet)

1.	Total value of shares (and investments) of affiliated companies (excluding shares of consolidated subsidiaries and subsidiary entities): ¥284 million

2.
Of the loans and bills discounted, receivables from Bankrupt Borrowers total ¥12,772 million and the amount of delinquent receivables totals ¥39,520 million.  Receivables from Bankrupt Borrowers relate to the loans and bills discounted subject to any events mentioned in (i) to (v) of Article 96, Paragraph 1, Item 3 of the Order for Enforcement of Corporate Tax Act of Japan (Cabinet Order No. 97 of 1965) or any events mentioned in Item 4 of the same paragraph, from among the loans and bills discounted on which no accrued interests have been recognized (excluding any portion which has been written off; hereinafter referred to as the “Loans and Bills Discounted without Accrued Interest Recognized”).

Delinquent receivables relate to any Loans and Bills Discounted without Accrued Interest Recognized, and to any loans and bills discounted other than receivables from Bankrupt Borrowers or loans and bills discounted for which interest payments have been deferred for the purpose of managerial rehabilitation or the support of debtors.

3.	Of the loans and bills discounted, the receivables which have been delinquent for 3 months or more are ¥262 million.

Receivables which have been delinquent for 3 months or more mean any loans and bills discounted of which the payment of principal or interest has been delayed for 3 months or more from the date following the contractual payment date, and loans and bills discounted that fails to meet the definitions of receivables from Bankrupt Borrowers or receivables which have been delinquent for 3 months or more.

4.	Of the loans and bills discounted, the renegotiated receivables total ¥5,873 million.

Renegotiated receivables mean loans and bills discounted for which any arrangements favorable to debtors have been entered into, including the exemption or reduction of interest, any moratorium on interest payment, any moratorium on principal payment, and the exemption or reduction of receivables, and any loans and bills discounted which fails to meet the definitions of receivables from Bankrupt Borrowers, or receivables which have been delinquent for 3 months or more.

5.	The total amount of the receivables from Bankrupt Borrowers, receivables which have been delinquent for 3 months or more, and renegotiated receivables stands at ¥58,429 million.

The amounts stated in 2. to 5. above are the amounts before the deduction of provisions for bad debts.

6.
Bills and notes discounted have been accounted for as financial transactions in accordance with JICPA Industry Audit Committee Report No. 24.  Under these rules, The Kagawa Bank may freely dispose of either by sale or by pledge (re-pledge) any commercial bills or notes accepted through such financial transactions.  The face value of such bills and notes is ¥19,521 million.

7.	Pledged assets are as follows:

Pledged assets
Securities:	¥5,427 million
Loans:	¥177 million
Lease debts and lease investment assets:	¥1,772 million
Other assets:	¥2,313 million

Debts corresponding to pledged assets

Call money:	¥5,000 million
Borrowings:	¥3,064 million
Other debts:	¥215 million

In addition to the above, securities valued at ¥49,225 million have been deposited as substitution for collateral for foreign exchange settlements or as future trading guarantees.  Guarantee money included in other assets is ¥168 million.

8.
Overdraft arrangements and commitment line arrangements related to loans and bills discounted mean any agreements under which The Kagawa Bank promises to lend money up to a certain level when a customer applies for a loan extension, with the stipulation that there has been no breach of the terms and conditions provided in the arrangement.  The undisbursed amounts related to the arrangements stand at ¥57,780 million.  The master arrangements with terms of one year or less (or any arrangement which can voluntarily be terminated at any discretional time) represents ¥57,780 million.

As many of these arrangements may expire without any disbursement of loans, the undisbursed balances of the arrangements may not always have an impact on the future cash flows of The Kagawa Bank.  Many of these arrangements have provisions which entitle The Kagawa Bank to reject a loan application or reduce the maximum facility line for the arrangements when there are events such as changes in financial position, preservations of receivables.  When entering into an arrangement, The Kagawa Bank may demand collateral, in the form of real estate or securities, if necessary, and after entering into the arrangement, The Kagawa Bank may monitor the business conditions of the customer, based on pre-determined internal procedures of The Kagawa Bank, revise the arrangement and implement any measures to preserve the loans, if necessary.

9.
In accordance with the Act on Revaluation of Land of Japan (“Revaluation of Land Act”) (Law No. 34 promulgated on March 31, 1998), we revalued the land for business purposes, recognized the amount equivalent to taxes on the revaluation differences as “deferred tax liabilities for land revaluation” in liabilities, and recognized the amount less the revaluation differences as “differences on the revaluation of the land in the net assets.”

Year, month, and date of revaluation: March 31, 1998

Method of revaluation prescribed in Article 3, Paragraph 3 of the Act:

The land was revalued at the price with assessed tax on the land price prescribed in Article 2, Item 4 of the Order for Enforcement of the Act on Revaluation of Land (Cabinet Order No. 119 promulgated on March 31, 1998) (after making reasonable adjustments to depth values based on the assessed taxes on properties with respect to the land for The Kagawa Bank’s own boarding houses or company).

Differences between the total of market values at the fiscal year end for the land for business purpose revalued pursuant to Article 10 of the Revaluation of Land Act and the total book values after the revaluation of the land for business purpose:  ¥12,215 million

10.	Accumulated depreciation of property, plant and equipment: ¥11,836 million

The total amount of accumulated depreciation includes depreciated losses.

11.	Advanced depreciation amount of property, plant and equipment: ¥4,672 million

12.
Of the corporate bonds included in “Securities,” the amount guaranteed by The Kagawa Bank to the corporate bonds issued through private placements (Article 2, Paragraph 3 of the Financial Instruments Exchange Act of Japan) is ¥8,015 million.

13.	Net assets per share: ¥951.52

14.
Certain equipments for business purposes, including some electronic computers and fixed assets on the balance sheet, have been used under finance leases other than those involving transfer of ownership.

(Matters related to consolidated income statement)

1.	“Other ordinary expenses” include written-off loans of ¥67 million, written-off shares, and others of ¥836 million and the losses on sales of shares, and others of ¥101 million.

2.	The current net loss per share: ¥58.62

3.
For the current fiscal year, The Kagawa Bank, with respect to the following groups, due to the continuous decline in the value of land and other factors, the book values of these groups have been recorded as recoverable amounts and the relevant amounts of ¥182 million have been recognized as impairment losses in extraordinary loss.

			(¥ millions)
ocation	Main Use	Class	Impairment Losses
Kagawa Prefecture	4 Outlets	Land	129
		Buildings	22
		Other property, plant and equipment	23
Outside Kagawa Prefecture	4 Outlets	Land	2
		Buildings	3
		Other property, plant and equipment	1
Total			182

The method of asset grouping uses the minimum business outlet unit of grouping available in management accounting (however, outlets using the “group area system” have been grouped in that area).

The recoverable value of the assets has been measured at the net sales value and assessed in accordance with the “Real Estate Appraisal Standards” (Ministry of Land, Infrastructure, Transport and Tourism, July 3, 2002).

(Related to the consolidated statement of changes in shareholders’ equity)

1.	Matters related to the classes of issued and outstanding, the total number thereof and the classes of treasury shares and the number thereof

					(In thousand shares)
	Previous Consolidated Fiscal Year End	Increase in the Current Year	Decrease in the Current Year	Current Fiscal Year End	Remarks
Issued and outstanding shares
Common shares	79,810			79,810
Treasury stocks
Common shares	4,021	134	47	4,108	Note 1

(Note 1)	The details of the increase are as follows:

The number increased by 134,651 shares due to the purchase of shares in the number composing one trading unit.

The details of the decrease are as follows:
The number decreased by 47,799 shares is due to the further purchase of shares in the number composing one trading unit.

2.	Matters relating to dividends

(1)	Payment of dividends during the current consolidated fiscal year

(Resolution)	Class of Shares	Total Amount of Dividends	Amount per Share	Record Date	Effective Date
Ordinary general meeting of shareholders on June 27, 2008	Common stock	¥227 million	¥3.0	March 31, 2008	June 30, 2008
Ordinary general meeting of shareholders on November 14, 2008	Common stock	¥227 million	¥3.0	September 30, 2008	December 10, 2008
Total		¥454 million

(2)	Payment of dividends with an Effective Date during the current consolidated fiscal year after the final day of the fiscal year

Resolution	Class of Shares	Total Amount of Dividends	Source of Dividend	Amount per Share	Record Date	Effective Date
Ordinary general meeting of shareholders on June 26, 2009	Common stock	¥227 million	Retained earnings	¥3.0	March 31, 2009	June 29, 2009

Accounting Auditor’s Audit Report (Copy)

Independent Auditors’ Audit Report

May 12, 2009

To:    The Board of Directors
          The Kagawa Bank, Ltd.

Ernst & Young ShinNihon LLC

Toshiya Ohnishi
Engagement Partner
Certified Public Accountant

Tamon Tsuda
Engagement Partner
Certified Public Accountant

We have audited the financial statements of The Kagawa Bank, Ltd. (“The Kagawa Bank”) for the 103rd fiscal year (April 1, 2008 through March 31, 2009), which included the balance sheet, statements of income, statement of changes in net assets, non-consolidated notes, and their supporting schedules, for the purpose of reporting under the provisions of Article 436, Paragraph 2, Item 1 of the Companies Act of Japan.  The management of The Kagawa Bank was responsible for the preparation of these financial statements and their supporting schedules, and our responsibility shall be limited to the expression of an independent opinion regarding the financial statements and their supporting schedules.

We conducted our audit in accordance with auditing standards generally accepted in Japan.  The auditing standards require reasonable assurance that the financial statements and their supporting schedules do not contain any untrue statements of material fact.  The audit was conducted based on an audit by testing, and included a review of the financial statements and their supporting schedules as a whole and an evaluation of the accounting policies adopted by the management, the application thereof, and the estimates prepared by the management.  We believe that we have obtained a reasonable basis to form our opinion as a result of the audit.

In our opinion, the above financial statements and their supporting schedules properly present the financial position and the results of operations of The Kagawa Bank during the fiscal year, in all material respects, in conformity with accounting principles generally accepted in Japan.

We have no specific interest in The Kagawa Bank required to be stated by the provisions of the Certified Public Accountant Law.

End of Document

Accounting Auditor’s Audit Report on Consolidated Financial Statements (Copy)

Independent Auditor’s Audit Report

May 12, 2009

To:   The Board of Directors
         The Kagawa Bank, Ltd.

Ernst & Young ShinNihon LLC

Toshiya Ohnishi
Engagement Partner
Certified Public Accountant

Tamon Tsuda
Engagement Partner
Certified Public Accountant

We have audited the consolidated financial statements of The Kagawa Bank, Ltd. (“The Kagawa Bank”) for the fiscal year ended March 31, 2009 (April 1, 2008 through March 31, 2009), which included the consolidated balance sheet, consolidated statements of income, consolidated statement of changes in net assets, and consolidated notes, for the purpose of reporting under the provisions of Article 444, Paragraph 4 of the Companies Act of Japan.  The management of The Kagawa Bank was responsible for the preparation of these consolidated financial statements, and our responsibility shall be limited to the expression of an independent opinion regarding the consolidated financial statements.

We conducted our audit in accordance with auditing standards generally accepted in Japan.  The auditing standards require reasonable assurance that the consolidated financial statements do not contain any untrue statements of material fact.  The audit was conducted based on an audit by testing, and included a review of the consolidated financial statements as a whole and an evaluation of the accounting policies adopted by the management, the application thereof, and the estimates prepared by the management.  We believe that we have obtained a reasonable basis to form our opinion as a result of the audit.

In our opinion, the above consolidated financial statements properly present the financial position and the results of operations during the fiscal year, in all material respects, of the group consisting of The Kagawa Bank, Ltd. and its consolidated subsidiaries in conformity with accounting principles generally accepted in Japan.

We have no specific interest in The Kagawa Bank required to be stated by the provisions of the Certified Public Accountant Law.

End of Document

Board of Corporate Auditors’ Audit Report (Copy)

Audit Report

This audit report was prepared by the Board of Corporate Auditors of The Kagawa Bank, Ltd. (“The Kagawa Bank”) after deliberation, based on audit reports prepared by each Corporate Auditor with respect to the methods and results of audit concerning the performance of each Director of his/her respective duties during the 103rd fiscal year (April 1, 2008 through March 31, 2009).  We hereby report as follows.

1.	Methods of Audit by Corporate Auditors and the Board of Corporate Auditors, and their contents

In addition to establishing audit policies and audit plans, and receiving reports from each Corporate Auditor on the status and results of the audit, the Board of Corporate Auditors received reports from Directors and the Accounting Auditor on the performance of their duties and requested further explanations as deemed necessary.

In compliance with the standards for audit by Corporate Auditors established by the Board of Corporate Auditors, pursuant to the audit policies and segregation of duties, each Corporate Auditor communicated with Directors, the Internal Audit Division and employees, collected information and worked to improve the audit environment, attended meetings of the board of directors and other important meetings, received reports from Directors and employees on the performance of their duties, requested further explanations as deemed necessary, reviewed important approved documents, and inspected the state of business operations and assets at the head office and other important branch offices.  In addition, we monitored and reviewed the system to ensure compliance with applicable laws and regulations as well as the articles of incorporation by Directors in performing their duties, as well as the contents of resolutions of the meeting of the board of directors with respect to the development of a system as defined in Article 100, Paragraphs 1 and 3 of the Regulations for Enforcement of the Companies Act of Japan (internal control system) that has been developed based on such resolutions, which are necessary to ensure proper operation of The Kagawa Bank.  With respect to the internal control of the financial reporting, the Board of Corporate Auditors received reports from Directors and Ernst & Young ShinNihon LLC on the evaluation of the internal control and the auditing status, and requested further explanations as deemed necessary.  With respect to subsidiaries, we communicated with and exchanged information with Directors and Statutory Corporate Auditors, among others, of the subsidiaries, received business reports from subsidiaries as deemed necessary, and inspected the state of business operations and assets for the fiscal year.  Based on the above methods, we reviewed the business report and its supporting schedules for the fiscal year.

In addition, we monitored and reviewed whether the Accounting Auditor maintained their independence and conducted the audit properly, received reports from the Accounting Auditor on the performance of their duties, and requested further explanations as deemed necessary.  Furthermore, we were informed by the Accounting Auditor that they are establishing a “System to ensure the appropriate performance of duties” (syokumu no suikou ga tekisetsu ni okonawareru koto o kakuho suru tameno taisei) (Matters as defined in each Section of Article 131 of the Company Accounting Regulations) pursuant to the “Standards on quality control for auditing” (kansa ni kansuru hinshitsu kanri kijyun) (Business Accounting Council, October 28, 2005), and requested explanations as deemed necessary.  Based on the above methods, we reviewed the financial statements for the fiscal year (the balance sheet, statements of income, statement of changes in net assets, and non-consolidated notes) as well as their supporting schedules, and the consolidated financial statements (the consolidated balance sheet, consolidated statements of income, consolidated statement of changes in net assets and consolidated notes).

2.	Results of Audit
(1)	Results of audit of the business report
(i)
The business report and its supporting schedules of The Kagawa Bank accurately present the financial conditions of The Kagawa Bank in conformity with applicable laws and regulations and the articles of incorporation of The Kagawa Bank.

(ii) No irregularity or violation of applicable laws or regulations or the articles of incorporation of The Kagawa Bank was found with respect to the activities of the Directors.
(iii)
Resolutions of the meeting of the board of directors with respect to the internal control system are appropriate.  In addition, there are no matters to be noted regarding the performance of duties of Directors with respect to the internal control system.

(2)
Results of audit of the financial statements and their supporting schedules

The methods and results of audit performed by Ernst & Young ShinNihon LLC, the Accounting Auditor of The Kagawa Bank, are appropriate.

(3)	Results of audit of the consolidated financial statements The methods and results of audit performed by Ernst & Young ShinNihon LLC, the Accounting Auditor of The Kagawa Bank, are appropriate.
May 14, 2009

Board of Corporate Auditors of The Kagawa Bank, Ltd.

Tetsuo Fuke
Standing Corporate Auditor

Satoru Inoue
(Outside) Standing Corporate Auditor

Toshihiko Kato
Corporate Auditor

Yoshihiro Oka
(Outside) Corporate Auditor

Masamichi Yagi
(Outside) Corporate Auditor

(End of Appendix to the Convocation Notice)